Exhibit 10.1

Revised Version – Execution Copy

Amended SHARE PURCHASE AGREEMENT

BY AND AMONG

GALMED PHARMACEUTICALS LTD.,

COLOSPAN LTD.,

THE SHAREHOLDERS OF COLOSPAN LTD.

and

Boaz Assaf AS THE COLOSPAN LTD. SHAREHOLDERS REPRESENTATIVE

As amended on June 22, 2026

AMENDED SHARE PURCHASE AGREEMENT

THIS AMENDED SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 16, 2026, amending and restating the Share Purchase Agreement dated as of June 8, 2026, which it supersedes in its entirety, is entered into by and among (i) Colospan Ltd., an Israeli company (the “Company”), (ii) Galmed Pharmaceuticals Ltd., an Israeli company (“Purchaser”), (iii) the shareholders of the Company whose names appear on the signature page of this Agreement or that otherwise become parties to this Agreement under Section 2.8 and Section 2.9 hereof (each a “Selling Shareholder” and together, the “Selling Shareholders”) and (iv) Boaz Assaf, in his capacity as representative of the Selling Shareholders (the “Shareholders Representative”).

RECITALS

WHEREAS, the Company engages in the business of developing and commercializing medical devices and related products and services; and

WHEREAS, on June 8, 2026, the parties executed a Share Purchase Agreement for the sale by the Selling Shareholders (record and beneficially of the entire issued and outstanding share capital of the Company), to the Purchaser all of the Company Shares, representing 100% of the capitalization of the Company (the “Original SPA”), on the terms and conditions set forth therein; and

WHEREAS, the parties wish to amend the Original SPA and replace the Original SPA with the provisions of this Agreement; and

WHEREAS, pursuant to the provision of Section 12.2 of the Original SPA, this Agreement will become effective (and shall bind all the parties) upon its execution by the Purchaser, the Company, the Shareholder Representative and Selling Shareholders (pre-Closing) that hold, as of the Closing, 85% of the voting rights in the Company.

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
Definitions

Section 1.1 Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“Adjusted Purchase Price” means (without duplication) (i) the Purchase Price, minus (ii) Closing Indebtedness, minus (iii) Transaction Expenses.

“341 Legal Proceeding” means any Proceeding with respect to the compulsory acquisition of Company Shares pursuant to Section 2.07 that is filed by a Selling Shareholder with a competent court during the 30-day period following delivery of the Bring-Along Notice in accordance with Section 341(b) of the Companies Law.

“Acquisition Proposal” means, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, an Acquisition Transaction.

“Acquisition Transaction” means, with respect to the Company or the Purchaser, any transaction or series of transactions, which is not in the ordinary course of business, involving the sale, license, or disposition of all or a material portion of their or their Subsidiaries’ business or assets and the issuance, disposition, or acquisition of: (i) any of their or their Subsidiaries’ share capital or other equity security (other than issuance of shares upon exercise of Options or Company Ordinary Warrants outstanding on the date hereof); (ii) any Option, call, warrant, or right (whether or not immediately exercisable) to acquire any of their share capital, unit, or other equity security; or (iii) any security, instrument, or obligation that is or may become convertible into or exchangeable for any of their share capital.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Transaction Value” means the Cash Consideration.

“Agreed Accounting Principles” means IFRS applied on a basis consistent with the preparation of the Company’s Financial Statements, together with such specific accounting principles, methodologies, adjustments, and procedures as are set forth in the Closing Statement, which shall govern to the extent of any inconsistency with IFRS.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, or other law (including common law), statute, regulation, directive, constitution, treaty, convention, ordinance, code, rule, order, injunction, judgment, decree, request, or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Assets and Properties” of any Person means all assets and properties of any kind (whether real, personal, or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned, or leased by such Person.

“Business Day” means a day, other than Friday, Saturday, Sunday or any other day on which commercial banks in Tel Aviv, Israel or New York, New York are authorized or required by Applicable Law to close.

“Cash” means, with respect to the Company and the Company Group, as of any specified date, all cash, cash equivalents, and marketable securities (valued at fair market value) held by any member of the Company Group as of such date, including bank deposits (whether demand, time, or savings), money market accounts, certificates of deposit, and short-term investments, in each case determined in accordance with IFRS, net of any outstanding checks, wire transfers, or drafts issued by any member of the Company Group that have not yet cleared as of such date, but excluding any restricted cash or deposits (including deposits securing obligations of the Company Group under leases, Governmental Authorizations, or other Contracts to the extent such amounts are not freely available to the Company Group in the ordinary course), however including cash deposit of the Company in Bank Leumi LeIsrael Ltd. securing obligations of the Company in connection with the Company Leased Real Property (as defined below), not in excess of NIS 115,000.

“Closing Statement” means the written statement, in the form attached hereto as Exhibit R, setting forth the Company’s Cash, Company Debt, and Transaction Expenses, in each case as of the close of business on March 26, 2026, prepared in accordance with the Agreed Accounting Principles and certified by the Chief Executive Officer of the Company as true and correct in all respects as of March 26, 2026.

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“Closing Cash” means the aggregate amount of Cash of the Company Group as of the close of business on March 26, 2026, determined in accordance with IFRS applied on a basis consistent with the Company’s Financial Statements and the Agreed Accounting Principles, as set forth in the Closing Statement.

“Closing Indebtedness” means, without duplication, the aggregate amount of Company Debt outstanding as of the close of business on March 26, 2026, determined in accordance with IFRS applied on a basis consistent with the Company’s Financial Statements and the Agreed Accounting Principles, as set forth in the Closing Statement; provided, however, that Closing Indebtedness shall not include any IIA Obligations and amounts included in the Transaction Expenses.

“Companies Law” means the Israeli Companies Law, 5759-1999.

“Company Options” means any outstanding Options to purchase Company Ordinary Shares that have been granted (both vested and unvested) under or subject to the terms of the Company Option Plans, details of which are set forth in Exhibit A attached hereto.

“Company Option Plan” means the Company’s 2011 Global Incentive Option Plan and the Colospan Ltd. 2021 Share Incentive Plan”.

“Company Ordinary Warrants” means any outstanding unexercised warrants to purchase Company Ordinary Shares issued by the Company.

“Company Products” means, with respect to the Company or any of its Subsidiaries, all products or services produced, marketed, licensed, sold, distributed, or performed by or on behalf of the Company or any of its Subsidiaries and all products or services currently under development by the Company or any of its Subsidiaries. It is agreed that for the purpose of the definition of “Net Sales Revenues” Company Products shall also include any improved or modified products or services produced which are based, in whole or in part, on the Company Product and/or their underlying Intellectual Property (as defined below).

“Company SAFE” means the outstanding SAFEs (Simple Agreements for Future Equity) of the Company, pursuant to certain SAFE agreements executed between the Company and certain Selling Shareholders and other investors (each a “SAFE Investor” and collectively, the “SAFE Investors”).

“Company Shares” means the ordinary shares, par value NIS 0.01 per share, of the Company, issued and outstanding as of the date hereof and/or as of the date of the Closing, and the Company Preferred Shares.

“Company Debt” means, with respect to the Company and each of its respective Subsidiaries, at any specified time, any Indebtedness of the Company or any of its Subsidiaries (including, without limitation, any and all principal, accrued and unpaid interest, expenses, or fees); provided, however, that Company Debt shall not include any IIA Obligations.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement relating to the representations and warranties of the Company made in this Agreement.

“Company Group” means, collectively and individually, the Company and its Subsidiaries.

“Company Preferred Shares” means the Preferred Seed Shares, Preferred A-1 Shares, Preferred A-2 Shares, and Preferred B Shares of the Company, par value NIS 0.01 each, issued and outstanding as of the date hereof and/or as of the date of the Closing.

“Consent” means any approval, consent, license, authorization, franchise, ratification, or permission.

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“Contract” means any oral or written contract, agreement, understanding, arrangement, undertaking, indenture,

“Escrow Agent” means Altshare Trust Ltd., as Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in the form of Exhibit B hereto to be entered into on the Closing Date by the Purchaser, the Shareholders Representative (on behalf of the Selling Shareholders) and the Escrow Agent.

“Escrowed Funds” means all cash held from time to time in escrow by the Escrow Agent in the Escrow Deposit pursuant to the terms of the Escrow Agreement.

“Escrow Deposit” means an amount equal to 7.5% of the aggregate Cash Consideration (the “Escrow Cash”), to be held in escrow by the Escrow Agent pursuant to the Escrow Agreement following the Closing.

“Governmental Authority” means any: (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; (f) Taxing Authority; or (g) official of any of the foregoing.

“Governmental Authorization” means any: permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Governmental Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the IIA, the Investment Center, the BIRD Foundation or any other bi/multi-national grant programs for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“IFRS” means International Financial Reporting Standards, consistently applied throughout the respective periods covered.

“IIA Obligations” means all obligations of any member of the Company Group arising out of or in connection with previous grants, benefits, or other funding received from or under programs administered by the Israel Innovation Authority, including any royalty payment obligations, repayment obligations, restrictions on the transfer of know-how or manufacturing rights, and notification or consent requirements, in each case arising under or pursuant to the Israel Innovation Authority Law, 5744-1984 (formerly known as the Law for the Encouragement of Industrial Research and Development, 1984), and any rules, regulations, or guidelines promulgated thereunder or any agreements entered into with the IIA in connection therewith.

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“Indebtedness” shall mean, with respect to any Person, without duplication (i) indebtedness for borrowed money or in respect of overdrafts, loans or advances or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, overdrafts, loans or advances, (ii) any obligations as lessee until the Closing Date under any lease or similar arrangement required to be recorded as a capital lease in accordance with IFRS (or, with respect to Purchaser, US GAAP), (iii) all liabilities under or in connection with bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw, (iv) all liabilities under conditional sale or other title retention agreements, (v) amounts owing as deferred purchase price for property goods or services, (vi) indebtedness evidenced by any note, bond, debenture, mortgage, debt factoring, invoice or trade bills, discounting, letters of credit, guarantees, undertakings and indemnities in respect of third party borrowings and the mark to market value of any derivative instruments, any contingent liabilities under acceptance credits or other debt instrument or debt security, but excluding the Company’s indebtedness relating to the Lien provided by the Company in connection with the Company Leased Real Property, not in excess of NIS 115,000, (vii) commitments or obligations by which such Person assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit), (viii) indebtedness secured by a Lien on any Assets and Properties of such Person, (ix) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (x) all obligations under any interest rate, currency swap arrangement or other hedging agreement or other arrangements designed to provide protection against fluctuation in interest or currency rates, (xi) any deficit on the reserve for the severance fund for employees, (xii) all accrued and unpaid income Taxes of the Company Group for any Pre-Closing Tax Period, or (xiii) guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (xii) above provided, however, that for the avoidance of doubt, Indebtedness shall exclude amounts included in the calculation of Transaction Expenses.

“ITA” means the Israel Tax Authority.

“Investment Center” means the Investment Center of the Israeli Ministry of Industry, Trade and Labor established under the Israeli Law for the Encouragement of Capital Investments, 1959.

“Israel Innovation Authority” or “IIA” means the Israel Innovation Authority (formerly the Office of the Chief Scientist) of the Israeli Ministry of Economy and Industry.

“Israeli Securities Law” means the Israeli Securities Law, 1968.

“Knowledge” or “best of Knowledge” shall be defined as follows: Each Person shall be deemed to have “Knowledge” of a particular fact or matter if such Person (and, if such Person is a corporation, partnership, or other corporate entity, then the reference shall be to the chief executive officer and, if applicable, chief financial officer and internal general counsel, and (with respect to the Company and Purchaser) in relation to technical and intellectual property issues, also its chief technology officer, or any other persons carrying responsibilities similar to those of the foregoing office holders) is actually aware of such fact, or would be reasonably expected to be aware of such fact after reasonable inquiry of his or her direct reports. For purposes of the Company, “Knowledge” shall also include the knowledge of Boaz Assaf, the Company’s Chief Executive Officer. For the avoidance of doubt, with respect to Intellectual Property (as defined below), “Knowledge” does not require the Company to conduct, have conducted, obtain, or have obtained any freedom-to-operate, external inquiries, searches, or opinions, or similar inquiries, searches, opinions, or clearance searches, and no knowledge of any third-party patent rights, trademark rights, or other Intellectual Property Rights that would have been revealed by such inquiries, opinions, or searches will be imputed to the Company. Notwithstanding the foregoing, the preceding sentence regarding freedom-to-operate inquiries is included solely for the purpose of avoiding any potential claims of fraud or fraudulent non-disclosure with respect to Intellectual Property matters, and shall not be construed as limiting, qualifying, or otherwise affecting any other representations, warranties, covenants, or obligations set forth in this Agreement.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, judgment, or any other loss, including reasonable costs and expenses incurred in connection with such liabilities.

“Lien” means, with respect to any security, property or asset, as the case may be, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, Options, proxies, right of first refusal, preemptive right or restriction or rights of third parties of any nature (including any spousal community property rights, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership of a security) or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset, and excluding Liens described in Section 3.15(b) of the Company Disclosure Letter (“Permitted Liens”).

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Losses” means any and all losses, liabilities, actions, causes of action, costs, damages, or expenses, whether or not arising from or in connection with any third-party claims (including, without limitation, interest, penalties, reasonable attorneys’, consultants’, and experts’ fees and expenses and all amounts paid in investigation, defense, or settlement of any of the foregoing) or any other claim, default, or assessment (including any claim asserting or disputing any right under this Agreement or any Transaction Document against any party hereto or otherwise), plus any interest that may accrue on any of the foregoing from the date of incurrence; provided that consequential damages, special damages, and incidental damages shall be excluded solely in the event of claims that do not involve (i) fraud, willful breach, or intentional misrepresentation, (ii) breach of any Seller’s Fundamental Representation, or (iii) breach of any representation or warranty relating to Intellectual Property, Regulatory Approvals, or Taxes.

“Material Adverse Effect” when used in connection with a Person means any event, change, development, occurrence, circumstance or effect that, when taken individually or together with any or all other events, changes, developments, occurrences, circumstances or effects, is or is reasonably expected to be materially adverse to the business, Assets and Properties, liabilities, affairs, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, but shall not include adverse effect resulting primarily from, arising in connection with or relating to (i) events, changes, developments, occurrences, circumstances or effects generally affecting the industry, markets or general political or economic environment in which such Person operates, (ii) events, changes, developments, occurrences, circumstances or effects generally affecting the securities markets, capital markets, credit markets, currency markets or other financial markets in Israel or the United States, (iii) the announcement of the Transactions including impact thereof on the relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors or other business partners; (iv) any change in Applicable Laws or accounting principles; or (v) compliance with the terms of, or taking any action required by, this Agreement, except, in the case of clauses (i), (ii), (iii) and (iv), to the extent such effects have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the same industry and markets.

“Nasdaq” means the Nasdaq Stock Market.

“Option” means, with respect to any Person, any security, right, subscription, warrant, option, “phantom” share right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of such Person are voted.

“Participation Portion” means, with respect to each Selling Shareholder, the percentage of the Purchase Price set forth opposite such Selling Shareholder’s name in Exhibit C under the columns entitled “Participation Portion,” ; provided that, in connection with the Escrow Deposit, Exhibit C may also include columns specifying the Participation Portion attributable to the Cash Consideration to be deposited into escrow for the benefit of Purchaser, in each case so long as the Escrow Fund is properly funded in the aggregate and the foregoing arrangement is otherwise reasonably acceptable to the Purchaser.

“Paying Agent” means Altshare Trust Ltd.

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“Paying Agent Agreement” means a paying agent agreement in the form agreed between the Company and the Purchaser to be entered into on the Closing Date by the Purchaser, the Shareholders Representative (on behalf of the Selling Shareholders) and the Paying Agent.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the respective Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on (and including) or prior to the respective Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchaser Group” means collectively and individually, the Purchaser and its Subsidiaries.

“Representative” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers, and other representatives (and in the case of a partnership, also its general partner).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Section 102 Trustee” means Altshare Trust Ltd.

“Selling Shareholder Disclosure Schedule” means, with respect to each Selling Shareholder, the disclosure schedule dated as of the date of this Agreement relating to the representations and warranties of such Selling Shareholder made in this Agreement.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” (and, with correlative meaning, “Taxes”) means (i) any tax on net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty and import and export taxes, provincial health insurance plan premiums, employer health tax, United States or other government pension plan contributions, employment insurance premiums, workman’s compensation, national insurance, national health insurance and other payroll taxes, deductions at source, non-resident withholding, social service provincial sales and goods and services taxes, including estimated taxes, countervail and anti-dumping fees and taxes, all licenses and registration fees, escheat, any related penalties, or other tax, governmental fee or other like assessment, reassessment or charge, duties, impositions and liabilities of any kind whatsoever, together with any interest, linkages differences or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

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“Tax Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961.

“Tax Return” means any return, report, declaration, claim for refund, information return (including schedules thereto, other attachments thereto, amendments thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any Israeli jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction” or “Transactions” means the purchase of the Company Shares by Purchaser, and all other transactions contemplated by this Agreement and the other Transaction Documents in connection with such purchase.

“Transaction Documents” means this Agreement and any and all other Contracts, certificates and documents contemplated to be delivered or executed in connection with this Agreement and the transactions contemplated hereby.

“Transaction Expenses” means all fees, costs, and expenses incurred by or on behalf of any member of the Company Group or any Selling Shareholder (to the extent payable by the Company) in connection with the negotiation, preparation, execution, and consummation of this Agreement and the Transactions, including (i) all fees and disbursements of legal counsel, accountants, financial advisors, investment bankers, consultants, and other advisors and service providers retained by or on behalf of the Company or the Selling Shareholders; (ii) any change-of-control payments, transaction bonuses, retention payments, severance obligations, or similar payments that become due and payable to any director, officer, employee, consultant, or other service provider of the Company Group solely as a result of the consummation of the Transactions; (iii) the employer portion of any withholding, payroll, employment, or similar Taxes, if any, required to be withheld or paid by Purchaser (on behalf of the Company) or the Company in respect of the Purchase Price payable pursuant to this Agreement; (iv) any filing fees, transfer fees, or similar fees payable to Governmental Authorities; (v) any other costs or expenses of the Company Group arising directly from or triggered by the consummation of the Transactions, in each case to the extent not paid prior to the Closing; provided, however, that Transaction Expenses shall not include any IIA Obligations; (vi) fees payable by the Company to the Escrow Agent; and (vii) fees payable by the Company to the Shareholder Representative, Section 102 Trustee, and costs of the D&O Tail Insurance (as defined below), all including any value-added tax, if applicable.

“US GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the respective periods covered.

Section 1.2 Definitional and Interpretive Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

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(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) All references to time shall refer to Israel time. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(g) The use of the word “or” shall not, necessarily, be exclusive.

(h) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(i) Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

(j) The term “foreign” when used with respect to Applicable Law or a Governmental Authority shall refer to all jurisdictions other than Israel.

(k) The term “Dollar”, “$”, or US$ shall refer to the currency of the United States of America.

Article II
purchase of Company shares

Section 2.1 Purchase and Sale of Company Shares.

(a) Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the Company and the Selling Shareholders contained herein, at the Closing (i) the Selling Shareholders (including the Non Executing Shareholders, if any, following the completion of the process detailed in Section 2.9 or Section 7.13) shall sell, assign, transfer and deliver, to the Purchaser, all of the Company Shares; (ii) the Purchaser shall purchase, acquire and accept from each Selling Shareholder (including the Non Executing Shareholders following the completion of the process detailed in Section 2.9 or Section 7.13) all of the Company Shares transferred by such Selling Shareholder (including the Non Executing Shareholders, if any, following the completion of the process detailed in Section 2.9 or Section 7.13), in each of (i) and (ii), free and clear of any and all Liens.

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(b) Each Selling Shareholder hereby acknowledges and agrees that this Agreement and the transactions contemplated hereby would not be possible without the waiver of rights set forth in this Section 2.1(b), and that the Purchaser has entered into this Agreement in reliance thereon. Accordingly, each Selling Shareholder hereby, effective as of the Closing, irrevocably and unconditionally waives, releases, and relinquishes, to the fullest extent permitted by Applicable Law, any and all rights such Selling Shareholder may have with respect to (i) any veto, consent, or approval rights, (ii) any preemptive, participation, anti-dilution, or similar rights, (iii) any liquidation preferences or priority rights upon distribution of proceeds, (iv) any rights of first refusal, first offer, tag-along, co-sale, or drag-along rights, (v) any registration rights, including demand, piggyback, or shelf registration rights, (vi) any information, inspection, or access rights with respect to the Company or its books and records, (vii) any board representation, board observer, or similar governance rights, and (viii) any other preferential rights, in each case whether arising under the Company Articles, any shareholders’ agreement, investor rights agreement, side letter, or other Contract, or under Applicable Law or otherwise, that could impede, delay, or adversely affect the consummation of the Transactions or the payment of the Purchase Price in accordance with this Agreement. Each Selling Shareholder further covenants and agrees not to assert, exercise, or seek to enforce any of the foregoing rights against the Purchaser, the Company, or any of their respective Affiliates or successors, whether at or after the Closing. The waivers, releases, and covenants set forth in this Section 2.1(b) shall survive the Closing and shall be binding upon each Selling Shareholder and its successors and assigns.

Section 2.2 Consideration.

(a) General. As consideration for the sale, assignment, transfer, and delivery of all Company Shares to the Purchaser, the Purchaser will pay the Selling Shareholders, under the terms and conditions of this Agreement, the Purchase Price, at the times and according to the allocation and other terms set forth in Section 2.03 and in accordance with this Section 2.02. The allocation of the Purchase Price among the Selling Shareholders shall be as set forth in Exhibit C (as may be amended no later than two (2) Business Days prior to the Closing Date to reflect any changes in the Company’s share capital, as well as changes in the Company Debt and Transaction Expenses (if any)). The Purchaser is permitted to rely on the allocation set forth in Exhibit C with respect to the payment of the Purchase Price and shall have no responsibility or liability with respect to such allocation. Any cash payment of any portion of the Purchase Price shall be made in U.S. Dollars. In the event that any date on which payment is due hereunder is not a Business Day, then payment shall be due on the first Business Day thereafter.

(b) Purchase Price. Subject to the fulfillment of all respective conditions included herein, and adjustments (if any) based on the provisions of the Agreement, the total aggregate consideration at the Closing for all Company Shares shall consist of the following payments by the Purchaser (the “Purchase Price”):

(i) Cash Consideration. An amount in cash, payable in United States Dollars, equal to US$3,300,000 (the “Cash Consideration”), which will be allocated among the Selling Shareholders and the SAFE Investors (which includes the SAFE Cash Payment payable to the holders of the Company SAFEs) as set forth in Exhibit C; and

(ii) Earnout Consideration. In addition to the Cash Consideration, the Purchaser shall pay to the Selling Shareholders and certain SAFE Investors performance-based earnout consideration in an aggregate amount of up to US$2,000,000 (the “Earnout Consideration”), payable if, when and only to the extent earned in accordance with Section 2.2(c) below and allocated among the Selling Shareholders and certain SAFE Investors as set forth in Exhibit C, and subject to acceleration in accordance with Section 2.2(d) below.

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(c) Earnout. As additional consideration for the Company Shares, the Purchaser shall pay to the Selling Shareholders and applicable SAFE Investors (collectively, for purposes of this Section 2.2(c) and Section 2.2(d), the “Earnout Recipients”) performance-based earnout payments (the “Earnout Payments”) based on cumulative Net Sales Revenues, determined and payable as set forth in this Section 2.2(c):

(i) Earnout Period; Earnout Cap. Earnout Payments shall accrue on Net Sales Revenues recognized from and after July 1, 2027 (determined on a cumulative basis from and after the commencement of the third fiscal quarter of 2027). The Earnout Payments shall be calculated as follows: (A) zero percent (0%) of Net Sales Revenues until cumulative Net Sales Revenues reach US$5,000,000 (for the avoidance of doubt, no Earnout Payment shall be due or payable in respect of such first US$5,000,000 of cumulative Net Sales Revenues); (B) seven percent (7%) of Net Sales Revenues recognized on a going-forward basis after cumulative Net Sales Revenues exceed US$5,000,000 and until cumulative Net Sales Revenues reach US$12,000,000 (“Tier 1”); and (C) nine percent (9%) of Net Sales Revenues recognized on a going-forward basis after cumulative Net Sales Revenues exceed US$12,000,000 (“Tier 2”). For the avoidance of doubt, (i) the seven percent (7%) rate under Tier 1 shall apply only to Net Sales Revenues recognized after the US$5,000,000 threshold is achieved and shall not apply retroactively to any Net Sales Revenues previously recognized, and (ii) the increase to nine percent (9%) under Tier 2 shall apply only to Net Sales Revenues recognized after the US$12,000,000 threshold is achieved and shall not apply retroactively to any Net Sales Revenues previously recognized (in each case, determined on a cumulative basis from and after the commencement of the third fiscal quarter of 2027). The Earnout Payments shall continue to accrue on a cumulative basis until the aggregate amount of all Earnout Payments theretofore paid in cash equals US$2,000,000 (the “Earnout Cap”), whereupon the Purchaser’s obligation to make any further Earnout Payments shall automatically and irrevocably terminate. In no event shall the aggregate Earnout Payments exceed the Earnout Cap.

(ii) Net Sales Revenues. For purposes of this Agreement, “Net Sales Revenues” means the aggregate gross amounts actually invoiced and collected by the Purchaser, the Company and their respective Affiliates from bona fide, arm’s-length sales of the Company Products to third parties, less the following, in each case to the extent included in the gross amount invoiced or otherwise actually incurred and not otherwise reimbursed: (A) trade, cash and quantity discounts, credits, rebates, allowances and chargebacks actually granted; (B) amounts in respect of returns, recalls, rejections and refunds; (C) sales, use, value-added, excise and similar taxes and customs duties; (D) freight, insurance, packing and transportation charges separately stated on the invoice; and (E) amounts written off as uncollectible in accordance with U.S GAAP. Net Sales Revenues shall be determined in accordance with U.S GAAP, consistently applied, and shall exclude (1) sales or transfers among the Purchaser, the Company and their respective Affiliates for subsequent resale (in which case only the ultimate sale to a non-Affiliate third party shall be counted), (2) any amounts attributable to products or services other than the Company Products, and (3) any consideration received in connection with a transaction described in Section 2.2(d)(i).

(iii) Earnout Statements; Payment. Within forty-five (45) days following the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2027, the Purchaser shall (A) deliver to the Shareholders Representative a written statement setting forth in reasonable detail the Net Sales Revenues for such fiscal quarter and the resulting Earnout Payment, if any (each, an “Earnout Statement”), and (B) pay the corresponding Earnout Payment (if any) to the Paying Agent for distribution to the Earnout Recipients in accordance with their respective Participation Portions set forth in Exhibit C, subject to deduction and withholding in accordance with Section 2.10. Each Earnout Payment shall be made in cash in U.S. Dollars. The Purchaser shall be entitled to set off and deduct from any Earnout Payment (or to recoup from any subsequent Earnout Payment) any amount that has become finally due and payable to any Purchaser Indemnified Party under Article X (whether by written agreement of the Shareholders Representative or final judgment), subject to the limitations set forth in Article X. For the avoidance of doubt, the deduction and withholding of Tax in respect of each Earnout Payment shall be determined as of the time of such Earnout Payment in accordance with Section 2.10, and the Withholding Drop Date and related timing mechanics in Section 2.10(b) applicable to amounts payable at or shortly after the Closing shall not limit the Payor’s deduction and withholding obligations or rights in respect of Earnout Payments.

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(iv) Review. The Shareholders Representative shall have thirty (30) days following receipt of each Earnout Statement to review it, and, upon reasonable prior written notice and during normal business hours, the Purchaser shall provide the Shareholders Representative with copies of and reasonable access (subject to a customary confidentiality undertaking) to the relevant books and records of the Purchaser and the Company solely to the extent reasonably necessary to verify the calculation of Net Sales Revenues set forth therein. Unless the Shareholders Representative delivers a written objection to an Earnout Statement within such thirty (30)-day period, such Earnout Statement shall become final and binding on the parties.

(v) Nature of the Earnout; Operation of the Business. The Earnout Recipients acknowledge and agree that, following the Closing, the Purchaser shall have sole and absolute discretion over all matters relating to the Purchaser, the Company and the operation, development, marketing, sale and commercialization of the Company Products, and shall be under no obligation to develop, market, sell or otherwise commercialize the Company Products, to achieve any particular level of Net Sales Revenues, or to operate the business in any manner so as to maximize, accelerate or preserve any Earnout Payment; provided, however, that the Purchaser shall not take any action in bad faith with the primary purpose of avoiding or improperly reducing any Earnout Payment that would otherwise become payable hereunder. The Earnout Recipients further acknowledge that there can be no assurance that any Earnout Payment will become payable. The right to receive Earnout Payments (1) is solely a contractual right, is not represented by any certificate or instrument, and shall not be deemed a security; (2) does not constitute or confer any equity, ownership, voting or dividend interest in the Purchaser or the Company; (3) shall not accrue or bear interest; and (4) may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of, in whole or in part, by any Earnout Recipient (other than by will, intestacy or operation of law, and other than transfers to Permitted Transferers as defined on the date of this Agreement in the Company Articles) without the prior written consent of the Purchaser (not to be reasonably withheld or delayed), and any purported transfer in violation of the foregoing shall be null and void.

(d) Acceleration of Earnout. Notwithstanding anything to the contrary in Section 2.2(c), upon the occurrence of first to occur of either of the following events at any time prior to the date on which the Earnout Cap is reached, the entire then-remaining unpaid portion of the Earnout Cap (i.e., the Earnout Cap minus all Earnout Payments theretofore actually paid in cash) (the “Remaining Earnout Amount”) shall become immediately payable (or convertible, as applicable) as set forth below:

(i) Sale or License Transaction. If the Purchaser or the Company sells, assigns, licenses, sublicenses, or otherwise transfers, in a single transaction or a series of related transactions, all or substantially all of its rights in and to the Company, the Company Products and/or the intellectual property related thereto to any third party (excluding (A) any transfer to the Purchaser or any of its wholly-owned Affiliates, (B) non-exclusive distribution, reseller, or end-user licenses granted in the ordinary course of business in connection with bona fide commercial sales of the Company Products that are included in Net Sales Revenues, and (C) the grant of any Lien to a bona fide lender for financing purposes), then the Remaining Earnout Amount shall become immediately due and payable in cash, and the Purchaser shall pay the same to the Paying Agent for distribution to the Earnout Recipients (subject to deduction and withholding in accordance with Section 2.10) within fifteen (15) Business Days following the closing of such transaction.

(ii) Financing Threshold. If, at any time following the Closing, the Purchaser completes one or more equity financing transactions resulting in aggregate gross proceeds to the Purchaser of at least US$17,500,000 (determined on a cumulative basis from and after the Closing Date), then the Remaining Earnout Amount shall become immediately due and payable in cash, and the Purchaser shall pay the same to the Paying Agent for distribution to the Earnout Recipients (subject to deduction and withholding in accordance with Section 2.10) within five (5) Business Days following the satisfaction of the foregoing US$17,500,000 threshold.

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(e) Effect on Closing Deliverables; Conforming Provisions. The parties acknowledge and agree that, as a result of the amendment of the Original Agreement to the consideration structure pursuant to Sections 2.2(b) through 2.2(d), no ordinary shares or other equity securities of the Purchaser are issuable at the Closing. Accordingly, notwithstanding any other provision of this Agreement: (i) the Escrow Deposit to be funded at the Closing shall consist solely of the Escrow Cash, and no ordinary shares or other equity securities of the Purchaser shall be deposited at or after the Closing with the Escrow Agent; and (ii) all consideration payable by the Purchaser under this Agreement (including the Earnout Consideration and any accelerated Earnout, whether under Section 2.2(d)(i) or Section 2.2(d)(ii)) shall be payable solely in cash, and no provision of this Agreement shall require or permit the issuance, delivery, escrow, or withholding of any ordinary shares or other equity securities of the Purchaser.

Section 2.3 Payment Schedule

(a) The Purchase Price shall be allocated as follows:

(i) At the Closing, the Purchaser shall deliver the Escrow Cash to the Paying Agent for distribution to the Escrow Agent, to be held by the Escrow Agent as indicated in Exhibit C, as further set forth in the Escrow Agreement;

(ii) At the Closing, the Purchaser shall deliver to the Paying Agent (or otherwise if specifically stated in Exhibit C), by wire transfer of immediately available funds, an amount in United States dollars equal to the Transaction Expenses as set forth in Exhibit C (as may be amended no later than two (2) Business Days prior to the Closing Date), for distribution to the various vendors per Exhibit C;

(iii) [omitted]; and

(iv) At the Closing, the Purchaser shall deliver, by wire transfer of immediately available funds, an amount in United States dollars equal to the Cash Consideration minus the Escrow Cash, minus the Closing Indebtedness, minus the Transaction Expenses (in each case as set forth in the Closing Statement) to the Paying Agent for distribution to the Selling Shareholders, certain Safe Investors and such other Persons as set forth in Exhibit C.

(b) Notwithstanding anything to the contrary in this Agreement, to the extent that any Company Shares are held in trust pursuant to Section 102 of the Tax Ordinance, or to the extent that any options to purchase Company Shares that are held in trust pursuant to Section 102 of the Tax Ordinance are exercised immediately prior to the Closing (collectively, “Company 102 Securities”), the Purchaser will make or instruct the Paying Agent to make, as the case may be, payment of the consideration that such holder of Company Shares is entitled to receive under this Agreement directly to the Section 102 Trustee.

Section 2.4 Company Options.

Company Options shall not be assumed by Purchaser. Each Company Option shall, by virtue of the Closing and without any action of the holder thereof, the Company, or the Purchaser, be canceled, terminated, and extinguished at the Closing without any right to receive any consideration, and shall not be substituted with any equivalent option or right to purchase any shares or other equity of Purchaser. Upon Closing, each previous holder thereof shall cease to have any rights with respect thereto.

Section 2.5 Company SAFEs.

All outstanding SAFEs (Simple Agreements for Future Equity) of the Company shall be treated as follows: prior to the Closing Date, the Company shall cause all outstanding Company SAFEs (Simple Agreements for Future Equity) to be terminated and canceled for:

(i) the cash consideration equal to the SAFE Cash Payment Amount, payable to SAFE Investors as set forth in Section 2.3 above and in Exhibit C to be paid to such SAFE Investors at the Closing (“SAFE Cash Payment” or the “SAFE Payment”, as applicable);

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Section 2.6 Company Ordinary Warrants.

Company Ordinary Warrants shall not be assumed by Purchaser. Each Company Ordinary Warrant shall, by virtue of the Closing and without any action by the holder thereof, the Company, or the Purchaser, be canceled, terminated, and extinguished at the Closing without any right to receive consideration. Such warrants shall not be substituted with any equivalent option or right to purchase any shares or other equity of Purchaser, and upon Closing, each previous holder thereof shall cease to have any rights with respect thereto.

Section 2.7 Escrow Fund.

(a) Escrow Deposit. At the Closing, Purchaser shall deliver the Escrow Deposit to the Escrow Agent, as the escrow agent under the Escrow Agreement, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b) Payment of Claimed Amounts. Any amount payable to the Purchaser from the Escrowed Funds in satisfaction of an indemnification claim shall be paid in cash.

(c) Release of Escrowed Funds. Within three (3) Business Days after the date that is twelve (12) months after the Closing Date, the Escrow Agent will be instructed, pursuant to the Escrow Agreement, to deliver to the Selling Shareholders and the applicable SAFE Investors the Escrowed Funds (including, pursuant to the terms of the Escrow Agreement, any interest accrued on any cash held in escrow on behalf of such Selling Shareholders, if applicable) less (i) an amount in cash for any unresolved (or resolved in favor of Purchaser but not distributed) Claimed Amounts, which will remain on deposit with the Escrow Agent and will be released by the Escrow Agent and transferred out of the Escrowed Funds by the Escrow Agent only in accordance with the terms of Article X, and (ii) less any Claimed Amounts previously distributed to the Purchaser.

Section 2.8 Other Shareholders.

Promptly after the date hereof and as long as this Agreement is not duly terminated, the Company shall take all necessary actions as may be commercially reasonably appropriate in order to obtain from all the shareholders of the Company who did not execute this Agreement on the date hereof and who are listed in Exhibit F (the “Non Executing Shareholders”), a counter signature on this Agreement under which each such other shareholder of the Company becomes bound by and subject to the provisions of this Agreement as a “Selling Shareholder” and makes all the representations and warranties of a “Selling Shareholder” under this Agreement. Any holders of Company Shares as of the Closing that do not countersign this Agreement shall become Selling Shareholder parties hereto by virtue of Section 2.9 below.

Section 2.9 Section 341 Action.

(a) By executing this Agreement, the Selling Shareholders executing this Agreement on the date hereof (“Executing Shareholders”), who collectively hold more than 95% of the issued and outstanding share capital of the Company, have, and are deemed to have, accepted an offer by Purchaser to purchase their Company Shares in accordance with the terms set forth in this Agreement, in accordance with Section 341 of the Companies Law and Article 26 of the Company’s Articles of Association (the “Company Articles”).

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(b) This Agreement shall be deemed, for the purpose of Section 341(a) of the Companies Law and Article 26 of Company Articles, to constitute with respect to the Company (i) an offer by Purchaser for the purchase of all issued and outstanding share capital of the Company which is conditioned upon the sale of all of the outstanding share capital of the Company and (ii) an acceptance of such offer by all Executing Shareholders.

(c) Within three (3) Business Days after the date hereof, the Company shall, in accordance with Section 341 of the Companies Law and the Company Articles, provide a written notice on behalf of the Purchaser (the “Bring-Along Notice”) to each of its shareholders who is a Non Executing Shareholder, setting forth the information required by Section 341(a) of the Companies Law and the Company Articles and offering such Non Executing Shareholder to sell all of its Company Shares to the Purchaser under the terms and conditions of this Agreement and become a Selling Shareholder party to this Agreement. The Purchaser and the Company shall fully coordinate any correspondence to which each may be a party which concerns the Bring-Along Notice. Purchaser and the Company shall take such other actions as may be commercially reasonably appropriate in order to complete the transfer of all Company Shares under Section 341 of the Companies Law and the Company Articles under the terms and conditions of this Agreement including in making all reasonable filings and taking such other reasonable action which is necessary or desirable to effect the Transaction with respect to all the securities of the Company outstanding as of the Closing in compliance with Section 341 of the Companies Law and the Company’s Articles. After satisfactory completion of the necessary procedures under Section 341 of the Companies Law and the Company’s Articles and provided that no injunction against the Transaction is issued by a competent court and is not removed, at the Closing the Company shall register the transfer of all the respective Company Shares held by all of its Non Executing Shareholders as of the Closing to the Purchaser and all consideration payable under this Agreement with respect to such Company Shares transferred by such Non Executing Shareholders shall be deposited at Closing with the Company in accordance with Section 341 of the Companies Law, for distribution to the Non Executing Shareholders, provided, however that the pro rata share out of such consideration which is payable to the Escrow Agent in respect of the Company Shares held by the Non Executing Shareholders, shall be included in the amounts delivered to the Escrow Agent at the Closing and upon distribution of any amounts from the Escrow Agent, shall be transferred by the Escrow Agent to the Purchaser or its designee for further distribution to the Non Executing Shareholders in accordance with Section 341 of the Companies Law. The Non Executing Shareholders shall only be entitled to receive the consideration payable thereto hereunder after they comply with all conditions to receive such consideration set forth in this Agreement (including delivering all documents under Article VIII).

(d) For purposes of this Agreement, following the process described above, the term “Selling Shareholder” shall also include all respective Non-Executing Shareholders and each such Non-Executing Shareholder shall be deemed to be subject to the terms and conditions of this Agreement, except to the extent that doing so would be inconsistent with the provisions of Section 341 of the Companies Law.

Section 2.10 Withholding Tax.

(a) Right to Withhold. Each of the Escrow Agent, Paying Agent, and the Purchaser (each, a “Payor”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as the Payor determines to be required to be deducted or withheld therefrom under any Applicable Law. Any withholding made in NIS with respect to payments made hereunder in US dollars shall be calculated in such manner as the Payor determines to be in compliance with Applicable Law. To the extent that such amounts are so withheld by the Payor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in respect of whom such deduction and withholding was made. All withheld amounts shall be promptly remitted to the appropriate Governmental Authority by the Payor, as applicable, and proper documentation shall be provided by the Payor to the applicable Selling Shareholders and/or any applicable SAFE Investors.

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(b) Notwithstanding Section 2.10(a) above, in respect of Israeli withholding, if the Paying Agent provides Purchaser, prior to the Closing Date, with an undertaking as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”), the Cash Consideration, payable by Purchaser under this Agreement at or after the Closing, shall be transferred to the Paying Agent without any deduction or withholding of Israeli Taxes, and any amounts payable to each Person who is eligible for payment pursuant to this Agreement (“Payee”) (other than holders of Company 102 Securities) shall be retained by the Paying Agent for the benefit of such Payee for a period of up to one-hundred eighty (180) days from the Closing (or, with respect to any amounts released from the Escrowed Funds and any amounts payable or otherwise deliverable after the Closing, 90 days from the date of such payment) or an earlier date required in writing by such Payee or as otherwise requested by the ITA (the “Withholding Drop Date”) during which time Payor shall not withhold any Israeli Tax from amounts paid pursuant to this Agreement, except as provided below or as requested by the ITA and during which time, such Payee may obtain (or, if one already exists, present to the Paying Agent) a valid certification or ruling (which, for avoidance of doubt, includes Purchaser’s opportunity to review, comment on and approve any application to the ITA before submission, such approval not to be unreasonably withheld), issued by the ITA and applicable to the payments to be made to the Payee pursuant to this Agreement, in form and substance reasonably acceptable to Paying Agent and Purchaser (x) exempting the Payor from the duty to withhold Israeli Taxes with respect to payment to such Payee, (y) determining the applicable rate of Israeli Tax to be withheld from the payment to such Payee, or (z) providing any other written instructions with respect to withholding of Israeli Taxes (the “Valid Tax Certificate”). In the event that no later than three (3) Business Days prior to the Withholding Drop Date a Payee submits to Purchaser and the Paying Agent, a Valid Tax Certificate, the Paying Agent, shall act in accordance with the provisions of such Valid Tax Certificate, subject to any deduction and withholding as may be required to be deducted and withheld under Applicable Law (other than Israeli Tax law), and the balance of the payment that is not withheld shall be promptly paid to such Payee. If a Payee: (A) does not provide Purchaser or the Paying Agent with a Valid Tax Certificate no later than three (3) Business Days prior to the Withholding Drop Date or (B) submits a written request to Purchaser and the Paying Agent to release its portion of the applicable payment payable in cash or in shares of Purchaser prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld and transferred to the ITA from the amounts payable to such Payee shall be calculated according to the applicable withholding rate in accordance with the Tax Ordinance (calculated in NIS based on the published US$:NIS exchange rate of the Bank of Israel on the actual payment date to such Payee), which amount shall be delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall release to such Payee the balance of the amount due to such Payee that is not so withheld, subject to any deduction and withholding as may be required to be deducted and withheld under applicable Tax law (other than Israeli Tax law).

Notwithstanding anything to the contrary herein, any payments made to holders of Company 102 Securities will be subject to deduction or withholding of Israeli Tax under the Tax Ordinance on the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, unless prior to the 16th day of the calendar month following the month on which the Closing occurs, a Valid Tax Certificate was duly provided to the 102 Trustee in which case the provisions of Section 2.10 above shall apply.

Section 2.11 [omitted].

Section 2.12 [omitted]

Section 2.13 Closing.

(a) Time and Place. The consummation of the Transaction between Purchaser, the Company and the Selling Shareholders (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, at a time and on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of all the respective conditions set forth in Article VIII to be satisfied or waived (other than those respective conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the Purchaser, the Company and the Shareholders Representative agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

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(b) Transactions at Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(i) Subject to compliance with the conditions set forth in Section 8.2(e), the Company shall register the transfer of all Company Shares to Purchaser in the register of shareholders of the Company, and shall provide Purchaser with a true and correct copy of such updated register of shareholders reflecting such entry, certified by the CEO of the Company and the Purchaser shall acquire good and valid title, free and clear of any Liens, to all Company Shares owned by the Selling Shareholders, including such Company Shares held by Non Executing Shareholders in accordance with Section 341 of the Companies Law or any other procedures available under the Company Articles and Applicable Law, and as of the Closing Date, Purchaser will own 100% of the issued and outstanding share capital of the Company (on a fully diluted basis).

(ii) The Company shall issue and deliver to the Purchaser validly executed share certificate(s) covering all Company Shares, issued in the name of the Purchaser.

(iii) Unless otherwise provided for in this Agreement, the Purchaser shall pay the Purchase Price in accordance with the terms set forth in Section 2.3(a).

(c) Adjustments. In the event of any share split (bonus shares), consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization, or other similar change with respect to any Company Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to numbers of shares and all calculations provided for that are based upon numbers affected thereby shall be equitably adjusted to the extent necessary to provide the parties with the same economic effect as contemplated by this Agreement prior to such event.

Section 2.14 Purchase Price Adjustment.

(a) Closing Statement. The Company has delivered to the Purchaser the Closing Statement, attached hereto as Exhibit R, which sets forth in good faith and in accordance with the Agreed Accounting Principles: (i) Closing Cash; (ii) Closing Indebtedness; and (iii) unpaid Transaction Expenses, in each case as of the close of business on March 26, 2026, determined in accordance with the Agreed Accounting Principles. The Closing Statement includes reasonable supporting detail and documentation and has been certified, in a manner accepted by the Purchaser, by the Company’s Chief Executive Officer as true and correct in all respects as of March 26, 2026.

(b) The Purchaser has reviewed the Closing Statement and such additional supporting documentation as the Purchaser has reasonably requested, and the Closing Statement as attached hereto as Exhibit R has been agreed upon by the parties. The agreement by the Purchaser on the Closing Statement shall not limit or otherwise affect the Purchaser’s remedies under this Agreement in the event of any inaccuracy therein, or constitute an acknowledgment by the Purchaser of the accuracy thereof for purposes of the representations, warranties, and indemnification provisions of this Agreement.

(c) Closing Adjustment. At the Closing, the consideration payable to the Selling Shareholders pursuant to Section 2.03(a)(iv) shall be adjusted based on the Closing Statement as follows: (i) the Cash Consideration payable to the Selling Shareholders shall be decreased by the Closing Indebtedness and the Transaction Expenses, in each case as set forth in the Closing Statement; and (ii) the net effect of such adjustments shall be reflected in the aggregate cash payment made by Purchaser to the Selling Shareholders at Closing, as set forth in Section 2.03(a)(iv). The Closing adjustment is subject to the post-closing adjustment process set forth in the remainder of this Section 2.14.

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(d) Post-Closing Statement. Within ninety (90) days after the Closing Date, the Purchaser shall have the right (but not the obligation) to prepare and deliver to the Shareholders Representative a written statement (the “Purchaser Closing Statement”) setting forth the Purchaser’s determination of (i) Closing Cash, (ii) Closing Indebtedness, and (iii) unpaid Transaction Expenses, in each case as of the close of business on March 26, 2026, determined in accordance with the Agreed Accounting Principles, together with the Purchaser’s calculation of the Adjusted Purchase Price based thereon (the “Purchaser Draft Adjusted Purchase Price”). If the Purchaser does not deliver a Purchaser Closing Statement within such ninety (90) day period, the Closing Statement shall be deemed the Final Closing Statement for all purposes hereunder. The Purchaser shall provide the Shareholders Representative and its Representatives, subject to a reasonable confidentiality undertaking by the Shareholder Representative, with reasonable access to the books, records, and working papers of the Company Group used in preparing the Purchaser Closing Statement.

(e) Review Period. The Shareholders Representative shall have thirty (30) days after receipt of the Purchaser Closing Statement (the “Review Period”) to review and deliver to the Purchaser a written notice of any dispute therewith (a “Dispute Notice”), or acceptance of the Purchaser Closing Statement (“Representative Acceptance Notice”). The Dispute Notice shall set forth in reasonable detail the items or amounts in dispute, the basis for such dispute, the Shareholders Representative’s proposed resolution of each disputed item, and reasonable supporting documentation for each disputed item. If the Shareholders Representative does not deliver a Dispute Notice within the Review Period, the Purchaser Closing Statement as delivered by the Purchaser shall be deemed final, binding, and conclusive on the parties.

(f) Resolution of Disputes. If a Dispute Notice is timely delivered, the Purchaser and the Shareholders Representative shall negotiate in good faith for a period of fifteen (15) days following delivery of the Dispute Notice to resolve the disputed items in the Purchaser Closing Statement. If the Purchaser and the Shareholders Representative are unable to resolve any disputed items within such fifteen (15) day period, the remaining disputed items shall be submitted for resolution to an independent accounting firm of international reputation mutually agreed upon by the Purchaser and the Shareholders Representative (the “Independent Accountant”). The Independent Accountant shall act as an expert, not an arbitrator, and shall determine only those items still in dispute. The Independent Accountant’s determination of each disputed item shall not be greater than the highest value or less than the lowest value assigned to such item by the Purchaser or the Shareholders Representative, respectively. The Independent Accountant shall render its determination within thirty (30) days after its engagement. The determination of the Independent Accountant shall be final, binding, and conclusive on the parties; provided, that this provision shall not prohibit either the Purchaser or the Shareholders Representative from instituting litigation to enforce the ruling of the Independent Accountant or from making claims for breach or indemnification pursuant to the terms of this Agreement. The term “Final Closing Statement” shall mean: (i) the Closing Statement attached as Exhibit R, if the Purchaser delivers does not timely deliver a Purchaser Closing Statement; (ii) the Purchaser Closing Statement, if the Shareholders Representative delivers a Representative Acceptance Notice or fails to timely deliver a Dispute Notice; or (iii) the Purchaser Closing Statement as adjusted pursuant to the Independent Accountant’s resolution of the disputed items.

The “Final Adjusted Purchase Price” shall mean the Adjusted Purchase Price calculated using the figures set forth in the Final Closing Statement (i.e., the actual Closing Cash, actual Closing Indebtedness, and actual unpaid Transaction Expenses as finally determined pursuant to this Section 2.14). Purchaser and the Shareholder Representative will each bear their own fees and expenses, including the fees and expenses of their respective accountants, in preparing or reviewing, as the case may be, the Purchaser Closing Statement. The fees, costs and expenses of the Independent Accountant shall be allocated to and borne by Purchaser and the Shareholder Representative, on behalf of the Selling Shareholders, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the disputed items originally submitted to the Independent Accountant. For example, should the disputed items total $1,000 and the Independent Accountant awards $600 in favor of the Shareholder Representative’s position, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs would be borne by the Shareholder Representative on behalf of the Selling Shareholders. However, Purchaser and the Shareholder Representative will each bear its own costs in presenting its position regarding any disputed items to the Independent Accountant.

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(g) Post-Closing Adjustment. Within three (3) Business Days after the determination of the Final Closing Statement (the “Final Resolution Date”), the adjustment amount (as determined below) shall be calculated and distributed as follows:

(i) If the Adjustment Amount is a negative number, then the Shareholder Representative (on behalf of the Selling Shareholders) shall, within five (5) Business Days after the Final Resolution Date, pay to Purchaser the Adjustment Amount in cash from the Escrow Funds by wire transfer of immediately available funds to the account or accounts designated by Purchaser in writing and the Selling Shareholders shall have no obligation to make a direct payment to Purchaser under this Section 2.14(g)(i) to the extent such amount is satisfied from the Escrow Funds.

(ii) If the Adjustment Amount is a positive number, Purchaser shall, within five (5) Business Days after the Final Resolution Date, deliver to the Paying Agent by wire transfer of immediately available funds, an aggregate amount equal to the Adjustment Amount, for further distribution to the Selling Shareholders, each in accordance with Exhibit C.

(iii) If the Adjustment Amount is zero (0), no adjustment will be made.

(iv) Any post-closing adjustment payments made under this Section 2.14(g) shall be treated as adjustments to the Adjusted Purchase Price for all Tax purposes.

(v) The “Adjustment Amount” shall be an amount (which may be expressed as a positive or negative number) equal to (A) the Adjusted Purchase Price calculated based on the Final Closing Statement, minus (B) the Adjusted Purchase Price calculated based on the Closing Statement attached as Exhibit R.

For the avoidance of doubt, the Adjusted Purchase Price, Final Adjusted Purchase Price, and Adjustment Amount shall not be adjusted for any IIA Obligations, or any cash amounts wired by Purchaser to the Company prior to the Closing Date (which, as of the date of this Agreement, amount to NIS 721,000) (the “Purchaser Funding”; the Purchaser Funding not yet used by the Company shall be referred to hereunder as the “Purchaser Unused Funding” and the Purchaser Funding used by the Company shall be referred to hereunder as the “Purchaser Used Funding”), as reflected in Exhibit S that shall be updated as of the Closing Date. The IIA Obligations shall remain with the Company following the Closing and shall not constitute Company Debt or Closing Indebtedness for purposes of this Section 2.14. Any Purchaser Unused Funding held in the Company’s bank accounts resulting from the Purchaser Funding or Cash in general shall not be allocated to the Selling Shareholders and shall remain with the Company as working capital for post-Closing activities of the Company (and not counted as Cash for the sake of adjustments under this Agreement or otherwise).

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Article III
Representations and Warranties of the COMPANY

Except as set forth in the Company Disclosure Schedule, which relates to such Section and to any other Section of such Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company represents and warrants, with respect to itself and the Company Group (as defined below) only, to the Purchaser, that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing Date:

Section 3.1 Corporate Existence and Power.

(a) The Company: (i) is a private company limited by shares, duly incorporated and validly existing under the laws of Israel; (ii) is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation in all jurisdictions in which the conduct of its business or the activities it is engaged in make such licensing or qualification necessary; and (iii) has all necessary power and authority: (A) to conduct its business in the manner in which its business is currently being conducted; (B) to own, use and distribute its assets in the manner in which its assets are currently owned, used and distributed; and (C) to perform its obligations under all Contracts to which it is a party.

(b) The Company’s Subsidiaries are listed in Section 3.1(b) of the Company Disclosure Schedule. Other than those Subsidiaries listed in Section 3.1(b) of the Company Disclosure Schedule, there are no corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(c) The Company has made available to Purchaser materially accurate and complete copies of (i) the articles of association, or other applicable organizational documents of any member of the Company Group in effect, including all amendments thereto (the “Charter Documents”) and (ii) save as set forth in Section 3.01(c) of the Company Disclosure Schedule, the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders and board of directors and all committees thereof of any member of the Company Group since January 1, 2021; provided, however, that any such minutes that were not made available to the Purchaser did not include any material resolutions of the Company Group that were not otherwise disclosed in the Company Disclosure Schedules. There has not been any violation of any of the provisions of the Charter Documents of the Company Group since January 1, 2021. No Company Group has taken any action that is materially inconsistent with any resolution adopted by its shareholders or board of directors (or any committee thereof). The books of accounts, share register, minute books and other records that are required to be maintained under Applicable Law, of the Company Group are true, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all Applicable Laws.

(d) Section 3.1(d) of the Company Disclosure Schedule accurately sets forth with respect to the Company Group: (i) the names of the members of the board of directors; (ii) the names of the members of each committee of the board of directors (or similar body, to the extent applicable); and (iii) the names and titles of its executive officers.

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Section 3.2 Corporate Authorization.

The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof; and the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes and any other Transaction Document to which the Company will be a party will constitute upon the execution thereof, the legal, valid and binding obligation of the Company, and, assuming the due authorization, execution and delivery by the other party thereto, is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transaction Documents at the Closing, each of such other agreements to which the Company and any of the Company Group members is a party will constitute the legal, valid and binding obligation of the Company or such Group member, and will be, assuming the due authorization, execution and delivery by the other party thereto, enforceable against the Company in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has taken all necessary actions required for the purpose of enforcing this Agreement and effecting the sale of all Company Shares hereunder on its respective Non-Executing Shareholders in accordance with Section 341 of the Companies Law, Article 26 of Company Articles and any other applicable requirements (other than such actions required to be taken following the execution of this Agreement, with respect to which the Company shall take all such necessary actions by the Closing) and the Executing Shareholders of the Company constitute a sufficient majority in accordance with Section 341 of the Companies Law and Article 36 of Company Articles in order to effect a sale of all the Company Shares such that as of the Closing Purchaser will acquire good and valid title, to the Knowledge of the Company free and clear of any Liens, in and to all outstanding Company Shares.

Section 3.3 Compliance with Applicable Law.

(a) Each member of the Company Group is, and has at all times been, in compliance in all material respects with, and has operated its respective business and maintained its assets and properties in material compliance with, all Applicable Laws. The Company Group has not been informed in writing that its operations are under investigation with respect to, given written notice of any violation or possible violation of, or is currently threatened to be charged with any violation of, Applicable Law. No event has occurred, and no condition or circumstance exists, that will or is reasonably expected to constitute or result in a violation by any member of the Company Group of, or a failure on the part of any member of the Company Group to comply with or a failure of its business and operations to be otherwise in compliance with, any Applicable Law.

Section 3.4 Governmental Authorizations; Governmental Grants.

(a) Section 3.4(a) of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company Group or used in the business of the Company Group, and the Company has made available to Purchaser accurate and complete copies of all such Governmental Authorizations and any and all correspondence and amendments related thereto. The Governmental Authorizations identified in Section 3.04(a) of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company Group to conduct its business in the manner in which such business is currently being conducted. Each Company Group member is, and has at all times been, in material compliance with the terms and requirements of the respective Governmental Authorizations identified in Section 3.04(a) of the Company Disclosure Schedule. No written notice or other written communication from any Governmental Authority was received by the Company regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

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(b) Section 3.04(b) of the Company Disclosure Schedule identifies all Governmental Grants that have been provided to each Company Group member. No event has occurred, and no circumstance or condition exists (other than the intended consummation of the Transactions), that would reasonably be expected to give rise to: (A) the annulment, revocation, withdrawal, suspension, cancellation, recapture or material adverse modification of any such Governmental Grant; (B) the imposition of any material limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant; (C) a requirement that a member of the Company Group return or refund any benefits provided therefor under any Governmental Grant; or (D) the applicability of any Governmental Grant (and any limitation or requirement arising therefrom) to the Company Group, its business or assets.

(c) Section 3.4(c) of the Company Disclosure Schedule sets out a true, complete and correct list of all monetary IIA Obligations of the Company Group as of the date of this Agreement, including a description of each such obligation, the applicable IIA program or grant, the current outstanding balance (if applicable), and the repayment or royalty terms.

Section 3.5 Non-Contravention.

Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither: (1) the execution, delivery or performance by the Company of this Agreement or any of the Transaction Documents to which it is a party; nor (2) the consummation by the Company of the Transactions, will (with or without notice or lapse of time or both):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Document of the Company Group or (ii) any Applicable Law;

(b) give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief, under any Applicable Law;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or materially and adversely modify, any Governmental Authorization held by the Company Group or otherwise relating to the Company Group’s business or to any assets owned or used by the Company Group;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract by which the Company Group is bound, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) accelerate the maturity or performance of any such Company Material Contract; or (iii) cancel, terminate or modify any such Company Material Contract; or

(e) require the Company to make any filing with or give any notice to, or to obtain any Consent from, any Person with respect to any Company Material Contract or any Governmental Authority in connection with: (x) the execution, delivery or performance of this Agreement or any of the other Transaction Documents; or (y) the consummation of the Transactions contemplated by this Agreement; or

(f) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by the Company Group.

Section 3.6 Capitalization.

(a) The authorized share capital of the Company is NIS 101,950, divided into 9,700,453 Ordinary Shares, par value NIS0.01 each; 42,250 Preferred Seed Shares, par value NIS0.01 each; 62,000 Preferred A-1 Shares, par value NIS0.01 each; 60,297]Preferred A-2 Shares, par value NIS0.01 each; and 330,000 Preferred B Shares, par value NIS0.01 each. Of these, 53,220 Ordinary Shares, 42,250 Preferred Seed Shares, 62,000 Preferred A-1 Shares, 60,297 Preferred A-2 Shares, and 134,293 Preferred B Shares are issued and outstanding. All of the issued and outstanding Company Shares are and have been, when issued in accordance with their respective terms, duly authorized and validly issued, fully paid, and nonassessable.

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(b) Section 3.6(b) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding options of the Company and with respect to each outstanding option, (A) the particular option plan pursuant to which such outstanding option was granted, (B) the name of the holder thereof, (C) the number and class of shares of the Company issuable thereunder and the number of such shares with respect to which such outstanding option has vested, (D) the vesting schedule with respect to the unvested outstanding options, (E) the date on which the outstanding option was granted, and (F) the exercise price thereof. Section 3.06(b) of the Company Disclosure Schedule also sets forth a complete and accurate list of all outstanding Company SAFEs (Simple Agreements for Future Equity) issued by the Company, including the investor name, investment amount, valuation cap, discount rate, and conversion terms. Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, there are no outstanding (i) shares of the Company Group, (ii) securities, instruments or obligations of the Company Group that are or may become convertible into or exchangeable for shares or other securities of the Company Group, or (iii) SAFEs or other convertible instruments or conditions or circumstances that may give rise to the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares or other securities of any Company Group.

(c) Section 3.6(c) of the Company Disclosure Schedule sets forth a complete and accurate list, by name, of the Company’s shareholders and the number of Company Shares owned by each such shareholder, identified by class and series. All outstanding Company Shares have been issued and granted in compliance with (i) all Applicable Laws; (ii) all requirements set forth in the Charter Documents of the Company; and (iii) all requirements set forth in applicable Contracts. None of the outstanding Company Shares were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Section 3.6(c) of the Company Disclosure Schedule accurately identifies each Contract signed by the Company, relating to any securities of the Company that contains any registration rights, first refusal, tag along or pre-emptive or first offer rights.

(d) Other than as set forth in Section 3.6(d) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any of its shares or other securities and there are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities. All shares repurchased or redeemed by the Company, were repurchased or redeemed in compliance with: (i) all Applicable Laws; and (ii) all requirements set forth in the Company’s Charter Documents and relevant Contracts.

(e) The allocation of the Purchase Price, as set forth in Exhibit C (as may be amended no later than two (2) Business Days prior to the Closing Date to reflect any changes in the Company’s share capital), shall be complete and accurate as of the Closing and shall accurately represent the consideration that each Selling Shareholder (including Non Executing Shareholders) of the Company is entitled to receive for its/his Company Shares out of the Purchase Price, pursuant to the Charter Documents, as may be amended prior to the Closing, and the terms hereof; and (ii) except as set forth in Section 3.6(e) of the Company Disclosure Schedule no third party, other than the Selling Shareholders (including the Non-Executing Shareholders) is entitled to receive any payment from the Purchaser in consideration for security of the Company or has merit to challenge or dispute such allocation.

Section 3.7 Products.

(a) Each Company Product is fit, in all material respects, for the purposes for which it is intended to be used as set out in Contracts under which the Company sells such Product.

(b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, there are no claims pending and submitted to the Company Group or threatened against such Company Group member with respect to the quality of or absence of defects in any Company Products.

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(c) Other than as set out in Section 3.7(c) of the Company Disclosure Schedule, since January 1, 2021, there have been no recalls with respect to any of the Company Products or any written request to either terminate services provided by any Company Group member or purchase any of its products, and there are no facts, events, or circumstances that, to the best Knowledge of the Company, are reasonably expected to cause the withdrawal or recall of any product sold by any Company Group member.

Section 3.8 Financial Statements.

(a) The Company has made available to Purchaser the Company’s un-audited consolidated balance sheet as of, and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year ended, December 31, 2025 (the “Balance Sheet Date”) (collectively, the “Company’s Financial Statements”).

(b) The Company’s Financial Statements (i) have been prepared based on the books and records of the Company Group, (ii) comply as to form with applicable accounting requirements with respect thereto, (iii) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated therein or in the notes thereto) and consistent with each other, (iv) fairly present the financial condition of the respective Company Group as of the Balance Sheet Date and the consolidated results of operations and cash flows of the Company Group for the periods therein specified; and (v) accurately reflect all of the Company Group’s guarantees for Liabilities of other Persons.

(c) The books of account of the Company Group have been kept accurate in the ordinary course of business consistent in all material respects with Applicable Law, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company Group have been properly recorded therein. The other financial records of the Company Group have been kept accurate in the ordinary course of business consistent with Applicable Law, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company Group have been properly recorded therein.

(d) Neither Company Group member nor any director or officer nor any employee, auditor, accountant or representative of such Company Group member, has received any written complaint, allegation, assertion or claim, regarding any material deficiency in the accounting or auditing practices, procedures, methodologies or methods of the Company Group or its internal accounting controls, including any complaint, allegation, assertion or claim that such Company Group member has engaged in questionable accounting or auditing practices.

(e) Section 3.8(e) of the Company Disclosure Schedule provides an accurate and complete breakdown of all amounts (including loans, advances, or other Indebtedness) owed to the Company Group by a director, officer, employee, or shareholder of the Company Group (other than travel advances made in the ordinary course of business) (the “Insider Receivables”). All Insider Receivables (including those receivables reflected in the Company’s Financial Statements that have not yet been collected and those receivables that have arisen since the Balance Sheet Date and have not yet been collected, and which are material in amount): (i) represent valid obligations arising from bona fide transactions entered into between such Company Group member and a director, officer, employee, or shareholder of such Company Group member in the ordinary course of business and not in violation of any Applicable Law; and (ii) will be collected in full when due, without any counterclaim.

Section 3.9 Notes and Accounts Receivable.

Section 3.9 of the Company Disclosure Schedule provides an accurate reconciliation of all accounts receivable, notes receivable and other receivables (other than Insider Receivables) of each member of the Company Group as of March 31, 2026. Except as set forth in Section 3.9 of the Company Disclosure Schedule ,all notes and accounts receivable of the Company Group (including those accounts receivable reflected on the Company’s Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) are reflected properly on its books and records, are valid and existing receivables arising from bona fide transactions not consummated in violation of any Applicable Law and are subject to no refunds or other adjustments or rights enforceable by third parties. To the Knowledge of the Company, all notes and accounts receivable of the Company Group will be collected in accordance with their terms at their recorded amounts, subject to the reserve for bad debts set forth in the Company’s Financial Statements as may be adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group.

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Section 3.10 Absence of Certain Changes.

Since the Balance Sheet Date, the business of the Company Group has been conducted in the ordinary course of business and consistent with past practices (except for actions taken in connection with the negotiation of this Agreement and the performance of the Transactions) and, except as set forth in Section 3.10 of the Company Disclosure Schedule, there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company Group;

(b) any amendment of the Charter Documents of any Company Group member;

(c) any payment, discharge or satisfaction of any Liabilities in excess of US$50,000, other than the payment, discharge or satisfaction of accounts payable or accrued expenses incurred in the ordinary course of business;

(d) any capital expenditure or commitment for additions to property, plant, or equipment, or lease agreement, which individually exceeds US$50,000 or exceeds US$100,000 in the aggregate, and which, if purchased, would be reflected in the property, plant, or equipment accounts;

(e) any damage, destruction or loss of any of the Company Group’s Assets and Properties, whether or not covered by insurance, which individually exceeds US$25,000 or exceeds US$50,000 in the aggregate;

(f) except for Liabilities incurred in the ordinary course of business, any incurrence of a Liability, including any Liability for nonperformance or termination of any Company Material Contract;

(g) any splitting, combination or reclassification of any Company Shares; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Company Shares; (iii) any redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Shares; (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any Company Shares, or (ii) any amendment or waiver of (in each case, whether by merger, consolidation or otherwise) any term of any Company Shares;

(h) any cancellation or waiver of any claims or rights of value or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Company Group in each case which individually exceeds US$50,000 or US$100,000 in the aggregate;

(i) the making by the Company Group of any loans, guarantees, or capital contributions to, or investments in, any other Person, which individually exceeds US$25,000 or US$50,000 in the aggregate;

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(j) the creation of any Company Debt which individually exceeds US$25,000 or US$50,000 in the aggregate;

(k) the sale, disposition of, transfer or license to any Person of any substantial rights or any rights to any Company IP Rights or other material assets by the Company Group, or the acquisition, lease or license from any Person of any rights including any Intellectual Property or other assets, in each case other than in the ordinary course of business;

(l) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any director, officer, advisor, consultant or key employee, of the Company Group, (ii) any increase in benefits payable to any such director, officer, advisor, consultant or key employee under any existing severance or termination pay policies or employment agreements, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer, advisor, consultant or key employee of the Company Group, (iv) the establishment or adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, share option, restricted share or other benefit plan or arrangement covering any director, officer, advisor, consultant or key employee of the Company Group or (v) any increase in compensation, bonus, commission or other benefits payable to any director, officer, advisor, consultant or key employee of the Company Group;

(m) any change in the methods of accounting or accounting practices of the Company, except as required by concurrent changes in IFRS, as agreed to by its independent public accountants;

(n) any elimination of any reserves established on the Company Group’s books or any changing of the method of accrual unless there is any change of significant facts or circumstances pertaining to any reserves which would justify their elimination;

(o) any settlement of, or offer or proposal by the Company Group to settle, any Proceeding involving such Company Group or that relates to the Transactions;

(p) any Tax election made or materially changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any Tax Return filed (except as required under Applicable Law); any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any annual Tax accounting period or method of Tax accounting changed or adopted; any Tax petition, Tax complaint or administrative Tax appeal filed; any right to claim a Tax refund surrendered or foregone (which is reasonably expected to be material to the Company Group); or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to, nor has any application or negotiation for or receipt of a Tax ruling or arrangement been made by or on behalf of any Company Group member, whether or not in connection with the Transactions, except as explicitly contemplated in this Agreement;

(q) any write off as uncollectible of, or any establishment of extraordinary reserve with respect to, any account receivable or other Indebtedness, which individually exceeds US$25,000 or US$50,000 in the aggregate;

(r) any acquisition of a business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entering into any Contract, letter of intent or similar arrangement (whether or not enforceable), other than with the Purchaser, with respect to any of the foregoing;

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(s) any distribution by the Company to its shareholders of any asset or a declaration thereof;

(t) the commencement of any Proceeding; or

(u) any agreement or commitment to take any of the actions referred to in clauses (a) through (t).

Section 3.11 No Undisclosed Liabilities.

(a) No Company Group member has any Liabilities of any kind, whether or not required to be reflected or reserved in financial statements in accordance with IFRS, other than:

(i) Liabilities reflected in the “liabilities” column of the balance sheet that is part of the Company’s Financial Statements or in the notes thereto;

(ii) accounts payable and accrued salaries that have been incurred by the Company Group since the Balance Sheet Date in the ordinary course of business and consistent with past practice; and

(iii) Liabilities identified in Section 3.11 of the Company Disclosure Schedule.

Section 3.12 Material Contracts.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, no Company Group member is bound by any of the following Contracts and nor is any shareholder of the Company or any Affiliate thereof bound by any such Contract that is necessary for the business, operations or assets of the Company Group (a Contract meeting any of the following categories is hereinafter referred to as a “Company Material Contract”):

(i) all leases or other Contracts under which a Company Group member is a lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in the business of the Company Group and which entails annual payments, in the case of any such lease or agreement, in excess of US$50,000, or US$100,000 in the aggregate;

(ii) any Contract relating to the acquisition, transfer, use, development, sharing or license, other than in the ordinary course of business, of any technology, or Intellectual Property rights (including any joint development agreement, technical collaboration agreement or similar agreement), to or from each Company Group member other than any end user license agreements for non-exclusive “off the shelf” software used by any Company Group member;

(iii) any Contract imposing any restriction on the right or ability of the Company Group, (A) to compete with any other Person with respect to the products or services offered by the Company Group (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by the Company Group), (B) to acquire any product or other asset or any services of the types offered by the Company Group from any other Person or to sell any product or other asset of the types sold by the Company Group to, or perform any services of the types offered by the Company Group for, any other Person, or (C) to develop, distribute, license, sell or transfer any Intellectual Property rights;

(iv) all outstanding Contracts with customers or vendors expected to result in payment to or by the Company Group in excess of US$150,000 during the 12-month period following the Closing Date;

(v) all outstanding Contracts with Company Significant Customers and Company Significant Suppliers (as such terms are defined below);

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(vi) any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities Contract expected to result in payment to or by the Company Group in excess of US$100,000 during a period of 12 months following the Closing Date;

(vii) any Contract involving a loan in excess of US$50,000 (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel, accommodation or entertainment allowances to the employees, directors, officers and advisors of the Company Group extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(viii) any Contract relating to the acquisition, issuance, or transfer of any securities, other than options to purchase shares under such company’s option plans, and the voting and any other rights or obligations of a shareholder of the Company Group entered into after January 1, 2021, or that contains any outstanding obligations of any member of the Company Group;

(ix) any Contract under which (A) any third party has directly or indirectly guaranteed any liabilities or obligations of the Company Group in excess of US$50,000, or (B) any Company Group has directly or indirectly guaranteed liabilities or obligations in excess of US$50,000 of any third party;

(x) any Contract relating to the creation of any Lien with respect to any material asset of the Company Group and all mortgages, indentures, security agreements, pledges, notes, loan agreements or guarantees creating any such Lien;

(xi) any Contract that contains any provisions requiring the Company Group to indemnify any other party, other than in the ordinary course of business;

(xii) any Contract of the Company Group with any Related Person;

(xiii) all management service, consulting, financial advisory or any other similar Contract, and any Contracts with any investment bank for investment banking services;

(xiv) all Contracts (including letters of intent that have not yet expired by their terms) involving the future disposition or acquisition of assets or properties, other than in the ordinary course of business, or any merger, consolidation or similar business combination transaction;

(xv) all Contracts entered into since January 1, 2021, involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute; and

(xvi) all Contracts that contain restrictions with respect to the payment of dividends or any other distribution in respect of the capital stock or other equity interests of each Company Group member;

(xvii) all other Contracts that are material to the business of the Company Group.

(b) The Company has made available to Purchaser materially accurate and complete copies of all written Company Material Contracts required to be identified in Section 3.12(a) of the Company Disclosure Schedule, including all amendments thereto. Section 3.12(b) of the Company Disclosure Schedule provides an accurate description of the material terms of each Company Material Contract identified in Section 3.13(a) of the Company Disclosure Schedule that is not in written form.

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(c) Each Company Material Contract is a valid and binding agreement of the applicable Company Group member, in full force and effect, and is enforceable by such Company Group member in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies. No Company Group member is in default or breach under the terms of any Company Material Contract, and no other party thereto is in default or breach under the terms of any Company Material Contract. No event has occurred, and to the Company’s Knowledge no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, (i) result in a violation or breach of any provision of any Company Material Contract by any party thereto, (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Material Contract, or (iv) give any Person the right to cancel, terminate, or modify any Company Material Contract. Since January 1, 2021, no Company Group member has waived any of its rights under any Company Material Contract.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, since January 1, 2021, no Company Group member has received any written notice regarding any violation or breach of, or default under, any Company Material Contract.

Section 3.13 Restrictions on Business Activities.

Except as set forth in Section 3.5(b) of the Company Disclosure Schedule there is no written Contract or any order of Governmental Authority binding upon any Company Group member that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of such Company Group member, acquisition of property by such Company Group member, or the conduct of business by such Company Group member as currently conducted.

Section 3.14 Litigation.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule there is no pending Proceeding that has been submitted to the Company Group nor has any Person threatened in writing to commence any Proceeding: (i) that involves the Company Group or its business, any of the assets or properties owned or used by the Company Group, any Company Product or any Person whose liability to the Company Group has or may have been retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may be reasonably expected to have the effect of preventing, delaying, or making illegal the consummation of the Transactions; or (iii) that relates to the ownership of any share capital of any Company Group member, or any Option or other right to acquire share capital of any Company Group member, or any right to receive consideration as a result of this Agreement. The Company has not been informed in writing of, and no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b) There is no order, writ, injunction, directive, restriction, judgment or decree issued by any Governmental Authority by which any Company Group, or any of the assets owned or used by such Company Group member, is subject or which restricts in any respect the ability of the Company Group to conduct its business as now being conducted. No officer, director, shareholder or employee of any Company Group (in each case, in his or her capacity as such) is subject to any order, writ, injunction, judgment or decree that prohibits such person from engaging in or continuing any conduct, activity or practice relating to the business of the Company Group.

Section 3.15 Properties.

(a) No Company Group member owns any real property. The Company Group has a good and valid leasehold interest in each parcel of real property leased by the Company Group or used or required for the conduct of its business (the “Company Leased Real Property”). Section 3.15(a) of the Company Disclosure Schedule lists each lease, subleases, license or other occupancy agreement or arrangement relating to the Company Leased Real Property (each, a “Real Property Lease”). The Company Group has the right to use and occupy each respective Company Leased Real Property for the full term of the Real Property Lease relating thereto, subject to its respective terms.

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(b) The Company Group owns and has good and marketable title to, or a valid license or leasehold interest in, all tangible personal property and assets used by the Company Group or required for the conduct of its business (the “Assets”). Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, none of the Assets is subject to any Lien, except Liens for taxes not yet due and payable or mechanic’s, carrier’s, worker’s, material man’s, warehouse man’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business.

(c) Section 3.15(c) of the Company Disclosure Schedule identifies all Assets, including those Assets that are being licensed or leased to the Company Group or used or required for the conduct of its business as of the date hereof (the “Leased Assets”). All Leased Assets are leased pursuant to valid, binding and enforceable Contracts in accordance with their respective terms (the “Lease Contracts”).

(d) The Assets and Leased Assets have no material defects, are in good operating condition and repair, ordinary wear and tear excepted, and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present uses.

(e) The Assets and the Leased Assets constitute all of the tangible personal property and assets used or held for use in connection with the business of the Company Group.

Section 3.16 Customers and Suppliers.

Section 3.16 of the Company Disclosure Schedule sets forth a list of the 10 (ten) largest customers of the Company Group (collectively) for the year ended December 31, 2025 (each, a “Company Significant Customer”) and the 10 (ten) largest suppliers of products and/or services to the Company Group (collectively) for the year ended December 31, 2025 (each, a “Company Significant Supplier”), in each case based on amounts paid or payable with respect to such year, along with such amounts.

No Company Group member has any outstanding material dispute with any Company Significant Customer or Company Significant Supplier. As of the date hereof, the Company Group has not received any written notice from any Company Significant Customer or Company Significant Supplier that such Company Significant Customer or Company Significant Supplier intends to discontinue its relationship with the respective Company Group or that such Company Significant Customer or Company Significant Supplier intends to materially and adversely (to the Company Group) modify its existing contractual relationship with such Company Group.

Section 3.17 Intellectual Property.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(1) “Intellectual Property” means any and all intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all computer software, including all source code, object code, firmware, development tools and related files, records and data, all test methodologies and all rights in prototypes, and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

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(2) “Company IP Rights” means, with respect to the Company Group, (A) any and all Intellectual Property used in or required for the conduct of the business of the Company Group as currently conducted by the Company Group; and (B) any and all other Intellectual Property owned by or licensed to the Company Group.

(3) “Company-Owned IP Rights” means, with respect to the Company Group, (A) Company IP Rights that are owned by or exclusively licensed to the Company Group; and (B) Company IP Rights that were developed for the Company Group by full or part time employees, consultants or service providers of the Company Group.

(4) “Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.

(b) The Company Group (i) owns and has independently developed or acquired, or (ii) has the valid right or license to all its Company IP Rights. Such Company IP Rights are sufficient for the conduct of the business of the Company Group as currently conducted.

(c) No Company Group has transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights to any third party, or knowingly permitted the Company Group’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company Group has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(d) The Company Group owns and has good and exclusive title to each item of Company-Owned IP Rights, free and clear of any Liens. The right, license and interest of the Company Group in and to all Third Party Intellectual Property Rights licensed by the Company Group from a third party are free and clear of all Liens (excluding conditions and restrictions contained in the applicable license agreements with such third parties).

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, after the respective Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party.

(f) Section 3.17(f) of the Company Disclosure Schedule lists for the Company Group all of its Company-Owned IP Rights including the jurisdictions in which each such item of Company-Owned IP Rights, to the extent issued or registered, has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Company-Owned IP Rights is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company-Owned IP Rights have been paid and all documents, recordations and certificates in connection with such item of Company-Owned IP Rights currently required to be filed have been filed.

(g) Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, no Company Group is or shall it be as a result of the execution and delivery or effectiveness of this Agreement and the other Transaction Documents or the performance of the Company’s obligations hereunder and thereunder, in breach of any Contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any third party to any Company IP Rights Agreement the right to do any of the foregoing. Following the Closing, the Company will be permitted to exercise all of the Company’s rights under the Company IP Rights Agreements to the same extent the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration.

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(h) Except as set forth in Section 3.17(h) of the Company Disclosure Schedule, none of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

(i) Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company Group to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company Group.

(j) To the Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any of its Company-Owned IP Rights, by any Person. No Company Group has brought any action, suit or proceeding for infringement or misappropriation of any its Intellectual Property or breach of any of its Company IP Rights Agreement.

(k) Except as set forth in Section 3.17(k) of the Company Disclosure Schedule, no Company Group has been sued in any Proceeding (or received any written notice or threat with respect to any Proceeding) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company Group to exercise any Intellectual Property right.

(l) The operation of the business of the Company Group as currently conducted, and the use or exploitation of any Company IP Rights by the Company Group, to the Knowledge of the Company, does not infringe or misappropriate the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under any Applicable Laws.

(m) Except as set forth in Section 3.17(m) of the Company Disclosure Schedule, the Company Group has secured from all of its current and former consultants, employees and independent contractors and the respective Affiliates thereof who independently or jointly contributed to the conception, reduction to practice, creation or development of any of its Company IP Rights, Company-Owned IP Rights or Company Products, unencumbered and unrestricted exclusive ownership of all such third party’s Intellectual Property in such contribution that the Company Group does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, each Company Group member has obtained valid and enforceable proprietary information and invention disclosure and assignment agreements from all current and former employees, consultants, service providers and independent contractors of the Company Group.

(n) No current or former shareholder, employee, consultant or independent contractor of the Company Group is or has been in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition by virtue of such shareholder’s employee, consultant or independent contractor being employed by, or performing services for the Company Group with respect to any technology, software or other copyrightable, patentable or otherwise proprietary work developed for the Company Group that is subject to any agreement under which such employee, consultant or independent contractor or Affiliate thereof has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. The employment of any employee of the Company Group or the use by the Company of the services of any consultant or independent contractor (including the services of any employees and consultants of such independent contractors) does not subject the Company Group to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company Group.

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(o) The Company Group has taken all commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information included in the Company Owned IP Rights (“Confidential Information”).

(p) Except as set forth in Section 3.17(p) of the Company Disclosure Schedule, no government funding or Governmental Grants or funding from any Person was used in the development of the Company Owned IP Rights.

Section 3.18 Insurance Coverage.

Section 3.18 of the Company Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company Group or its business or Assets and Properties, each of which is in full force and effect. All premiums payable under all such policies have been timely paid and the Company Group has otherwise complied with all material terms and conditions of all such policies. Neither: (A) the execution or delivery of this Agreement or any other Transaction Documents; nor (B) the consummation of the Transactions, will (with or without notice or lapse of time or both): (1) result in the cancellation, invalidation or termination, or give any Person the right to cancel, invalidate or terminate, any of the insurance policies of the Company Group; (2) result in the reduction of coverage, or give any Person the right to reduce the coverage, under any such insurance policies; or (3) have any impact on the right or ability of the Company Group to make a claim under any such insurance policies in respect of or relating to events or circumstances that have occurred prior to the Closing.

Section 3.19 Tax Matters.

Except as set forth in Section 3.19 of the Company Disclosure Schedule:

(a) Each Company Group member has timely filed in a proper manner with the appropriate Taxing Authorities all Tax Returns required to be filed by, or with respect to, such Company Group and has timely paid in full all Taxes shown as due on any Tax Return. All such Tax Returns are true, complete and accurate. All Taxes due and payable by any member of the Company Group or with respect to the income, assets or operations thereof, whether or not required to be shown on a Tax Return, have been timely paid in full. No written claim has been served to the Company Group since January 1, 2021 by a Taxing Authority or any other Governmental Authority in a jurisdiction where any Company Group does not file Tax Returns that any member of such Company Group is or may be subject to taxation in that jurisdiction.

(b) A proper and adequate accrual or reserve for Tax Liabilities of the respective Company Group in accordance with IFRS is included in the respective Company’s Financial Statements. The unpaid Taxes of the Company Group (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liabilities set forth on the balance sheet (and not merely in the notes) included in the respective Company’s Financial Statements, and (ii) do not, as of the date hereof, exceed such reserve except as set forth in Section 3.19(b) of the respective Company Disclosure Schedule.

(c) Except as set forth in Section 3.19(c) of the Company Disclosure Schedule, since the Balance Sheet Date, no Company Group (i) has incurred any Liability for Taxes (A) from extraordinary gains or losses within the meaning of IFRS or (B) outside the ordinary course of business, or (C) otherwise inconsistent with past custom and practice and (ii) has, in accordance with IFRS, as applicable, made due and sufficient accruals for such Liabilities for Taxes (excluding any “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) in the books and records of such Company Group.

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(d) No Company Group has been since January 1, 2021, or is currently the subject of any audit or other examination of Taxes by any Taxing Authority. Except as set forth in Section 3.19(d) of the Company Disclosure Schedule no written deficiencies for Taxes with respect to any Company Group have been claimed, or assessed by any Taxing Authority or other Governmental Authority. There are currently no matters under discussion between the Company Group and any Taxing Authority. The Company has made available to Purchaser (i) complete and accurate copies of all Tax Returns of the Company Group for the past three taxable years, and (ii) complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company Group for the past five taxable years. During the past (5) five taxable years no Company Group has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any Company Group submitted any request for any such extension or waiver.

(e) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Company Group during the past (5) five taxable years. Except as set forth in Section 3.19(e) of the Company Disclosure Schedule, no Company Group has requested or received a ruling from any Taxing Authority during the past three taxable years (other than such rulings required by this Agreement).

Section 3.20 Employees; Contractors and Benefit Plans

(a) Section 3.20(a) of the Company Disclosure Schedule sets forth, with respect to each member of the Company Group, a true, correct and complete list of all employees of such member of the Company Group, and includes each employee’s name and title, work location, the employing entity, date of hire or engagement, status, actual scope of employment (including whether full-time, part-time or temporary), overtime classification (including exempt or non-exempt), prior notice entitlement, salary and any other compensation and benefits payable, maintained or contributed to or with respect to which any potential Liability is borne by any member of the Company Group (whether now or in the future) for each of the listed employees, including bonus (including type of bonus, calculation method and amounts received in 2024-2025), deferred compensation, commissions (including calculation method and amounts received in 2024-2025), overtime payment, vacation entitlement and accrued vacation, travel entitlements (including travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, equity awards and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement or any other provident fund (including managers’ insurance, pension fund and further education fund), their respective contribution rates and the salary basis for such contributions, whether such employee is subject to a Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (a “Section 14 Arrangement”) (and, to the extent such employee is subject to a Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his or her employment and on the basis of his or her entire salary), last compensation increase to date (including the amount thereof), and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the expected return to work date) and whether the employees employment have terminated during the ninety (90) days prior to the date of this Agreement and been rehired prior to date of this Agreement, and whether the Company recognizes their seniority from their original commencement date of employment. Other than their salaries, the employees of the Company Group are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. No employee of the Company Group is entitled (whether by virtue of any Applicable Law, Contract or otherwise) to any benefits, entitlement or compensation that is not listed in Section 3.20(a) of the Company Disclosure Schedule. The Company has not made any promises or commitments to any of its employees or former employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, other than as listed in Section 3.20(a) of the Company Disclosure Schedule.

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(b) Section 3.20(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or transaction bonus or change in control agreement, pension, share Option, restricted share or other equity-based benefit, profit sharing, savings, retirement, life, health, disability, accident, medical, dental, insurance, vacation, paid time off, long term care, perquisite, fringe benefit, death benefit or other material compensation or benefit plan, program, arrangement, agreement, fund or commitment (i) for the benefit or welfare of any current or former director, officer, shareholder, service provider or employee of any Company Group or any shareholder or Affiliate thereof employing such person for the benefit of such Company Group, or (ii) with respect to which such Company Group has any Liability. Such plans are referred to collectively herein as the “Benefit Plans.” The Company has made available to Purchaser (i) accurate and complete copies of each Benefit Plan to the extent currently effective, including all amendments thereto and copies of applicable resolutions adopting each such amendment, (ii) all material written Contracts relating to each Benefit Plan to the extent currently effective, and (iii) material correspondence to or from any Governmental Authority relating to any Benefit Plan. Each Company Group member has performed all obligations required to be performed by such Company Group member under (including with respect to any grant, bonus or other benefit effected under any Benefit Plan), and is not in default or violation of, and has no Knowledge of any default or violation by any other party to, any Benefit Plan, of any material term thereunder. Each Benefit Plan has been established and maintained in accordance with its terms and in compliance with Applicable Law. Each Benefit Plan of the Company that is intended to qualify under Section 401(a) of the Code (“Section 401(a)”) has received a favorable determination or approval letter from the Internal Revenue Service and each Benefit Plan of the Company that is intended to qualify under Section 102 of the Tax Ordinance (“Section 102”) has received a favorable determination or approval letter or is otherwise approved by the ITA. All Company Options and Company Shares of the Company issued under Section 401(a) or any “Section 102 Plan” have been issued in compliance with the applicable requirements of Section 401(a) or Section 102, as the case may be, including, without limitation, the adoption of the applicable board and shareholders resolutions, the filing of the necessary documents with the ITA and the Internal Revenue Service, the issuance of Company Options following the applicable 30 days restriction period following the submission of the application to the ITA to approve a “Section 102 Plan”, the appointment of trustees to hold the Company Options and, if applicable Company Shares pursuant to the terms of Section 102 and the compliance by such trustees with the Section 102 requirements.

(c) Except as set forth in Section 3.20(c) of the Company Disclosure Schedule, the consummation of the Transactions will not (either alone or together with any other event, including a subsequent termination of employment or service or other engagement) entitle any employee, service provider or independent contractor of any Company Group member or any employee of such independent contractor or service provider to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under any Benefit Plan or trigger any other Liability to such Company Group member or any other right or benefit to such person.

(d) Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, no Company Group member has engaged any consultants, sub-contractors, sales agents or freelancers who, according to Applicable Law, would be entitled to the rights of an employee vis-à-vis the Company Group, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory or contractual benefits. Section 3.20(d) of the Company Disclosure Schedule sets forth a true and complete list of all present independent contractors and consultants (the “Contractors”) of the Company Group, and includes each Contractor’s name, date of commencement, and rate of all regular compensation and benefits, and any bonus or other compensation payable. No promises or commitments have been made to any Contractors, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, other than as listed in Section 3.20(d) of the Company Disclosure Schedule. Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, all Contractors are and all former Contractors were properly classified as independent contractors and would not reasonably be expected to be reclassified by any Governmental Authority as employees of any member of the Company Group for any purpose. Each Person providing services to any Company Group member that has been characterized as a consultant, sub-contractor, sales agent or freelancer and not an employee has been properly characterized as such including, where applicable, through the inclusion of appropriate and required provisions in the relevant agreement with such Person. The Company Group has no unsatisfied obligations of any nature to any former employees or former Contractors, and their termination was in compliance with all Applicable Laws and Contracts.

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(e) No current or former employee or Contractor of the Company Group is or was engaged by the Company without a written contract or without having executed an agreement concerning intellectual property, confidentiality and non-compete.

(f) No Company Group member is, and has ever been, a party to any collective bargaining agreement, or other Contract or arrangement with a labor union, works council, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Applicable Law, Contract or otherwise) to provide benefits or working conditions under any of the foregoing. minimum benefits No Company Group member is, and has ever been, a member of any employers’ association or organization. No Company Group member has paid, been required to pay or has been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. There are no and have never been any labor organizations representing, and there are no labor organizations purporting to represent or seeking to represent, any employees of any Company Group member, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, threatened to be brought or filed, with any labor relations tribunal. No Company Group member has Knowledge of any union organizing activities or proceedings of any labor union to organize any employees of any Company Group member. No Company Group member has ever had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of its employees.

(g) No Company Group member has received notice of any complaints, charges or claims against such Company Group member and no such complaints, charges, investigations of any kind or claims are threatened, by or before any Governmental Authority or otherwise, based on, arising out of, in connection with or otherwise relating to the employment or engagement or termination of employment or engagement or failure to employ or engage by any member of the Company Group, of any individual. There are no controversies pending or threatened, between any member of the Company Group and any of its current or former employees or independent contractors or consultants, which controversies have or would reasonably be expected to result in a Proceeding before any Governmental Authority.

(h) No Company Group member has or is subject to, and no employee of any Company Group member benefits from, any extension order except for extension orders applicable to all employees in Israel.

(i) Except as set forth in Section 3.20(i) of the Company Disclosure Schedule, the obligations of each Company Group member to provide statutory social benefits pursuant to Applicable Law and any other benefits provided under any Contract to which such Company Group member is party, are each fully funded or reflected on the Company’s Financial Statements.

(j) Except as set forth in Section 3.20(j) of the Company Disclosure Schedule, each Company Group member has complied in all material respects with all Applicable Laws and/or Contracts and/or customs recognized as such by such Company Group member relating to employment, employment practices, engagement with contractors, wages, bonuses and other compensation matters and terms and conditions of employment related to its employees; and all amounts that the Company Group is legally or contractually required either (i) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds, or (ii) to withhold from its employees’ salaries and benefits and to pay to any Governmental Authority as required by under Applicable Law, have, in each case, been fully deducted, transferred, withheld and paid.

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Section 3.21 Affiliate Transactions.

Except as set forth in Section 3.21 of the Company Disclosure Schedule, no shareholder, director, officer or employee of any Company Group or member of any of their immediate family or any Affiliate thereof (each of the foregoing, a “Related Person”), other than in its capacity as a shareholder, director, officer or employee of such Company Group, (i) has been since January 1, 2021 involved, directly or indirectly, in any business arrangement, other than employment agreements (and if applicable, engagements with directors in their capacity as such) or other material relationship with any Company Group (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by such Company Group or (iii) is engaged, directly or indirectly, in the conduct of the business of such Company Group. In addition, no such Related Person has an interest in any Person that (A) competes with the business of its Company Group in any market presently served by such Company Group, or (B) is a supplier, vendor, lessor, lessee, licensor or licensee of such Company Group, in each case, except as explicitly set forth in Section 3.21 of the Company Disclosure Schedule. For purpose of this Agreement, “immediate family” of any Person shall mean spouse, parents, children and brothers and sisters of such Person.

Section 3.22 Finder’s Fees.

Except as set forth in Section 3.21 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or who is entitled to any fee or commission from the Company in connection with the Transactions.

Section 3.23 Bank Accounts.

Section 3.23 of the Company Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of any Company Group at any bank, trust company, securities broker or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to sign checks or other documents or has any other amounts or rights with respect to such account. Except as set forth in Section 3.23 of the Company Disclosure Schedule, no Company Group has any outstanding credit facility, overdraft, loan, loan share, debenture, letter of credit, acceptance credit or other financial facility.

Section 3.24 Purchaser Unused Funding.

Out of the Purchaser Funding, as of the date of this Agreement the Purchaser Unused Funding are listed in Schedule 3.24.

Section 3.25 Debt-Free Status.

As of March 26, 2026, no member of the Company Group had any Company Debt outstanding (other than IIA Obligations, and other than employees related obligations and other vendors for which the Company had available cash as detailed in Exhibit R). The Closing Statement, attached hereto as Exhibit R, is true and correct in all respects as of March 26, 2026, has been prepared in accordance with the Agreed Accounting Principles, and has been duly signed by the Chief Executive Officer of Colospan Ltd. The Closing Statement fairly presents the Company’s Cash, Company Debt, and Transaction Expenses as of the close of business on March 26, 2026. For the avoidance of doubt, the representation set forth in this Section shall constitute a Sellers Fundamental Representation for purposes of this Agreement.

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Section 3.26 Ordinary Course of Business Since March 26, 2026.

Since March 26, 2026, the Company has operated only in the ordinary course of business consistent with past practice. All expenses including employment related expenses and expenses with other related vendors (which are as reflected in Exhibit R and were approved by Purchaser), and obligations incurred, assumed, or created by or on behalf of any member of the Company Group since March 26, 2026 have been communicated in writing to the Purchaser. Since March 26, 2026, there has been no event, matter, expense, obligation, liability, or occurrence outside the ordinary course of business that was not disclosed in writing to the Purchaser. Without limiting the generality of the foregoing, since March 26, 2026, no member of the Company Group has incurred any Indebtedness, created any Lien on any of its assets, made any distribution to its shareholders, or assumed or incurred any liability or obligation in excess of US$10,000 individually or US$25,000 in the aggregate, other than in the ordinary course of business consistent with past practice and as disclosed in writing to the Purchaser.

Article IV
Representations and Warranties of the Selling Shareholders

Except as set forth in the Selling Shareholder’s Disclosure Schedule, each of the Selling Shareholders represents and warrants, severally but not jointly with the other Selling Shareholders, and in respect to himself/itself and his/its own shares, to and for the benefit of Purchaser, that the statements contained in this Article IV are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

Section 4.1 Title to Company Shares.

Such Selling Shareholder has good and valid title to, and is the sole lawful owner, beneficially and of record, of all of the Company Shares set forth opposite the name of such Selling Shareholder in Exhibit C, which constitute the entire issued and outstanding Company Shares held by such Selling Shareholder, free and clear of any and all Liens. The Selling Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the foregoing Company Shares. At the Closing, such Selling Shareholder shall convey to Purchaser, and Purchaser shall acquire, good and marketable title to the respective Company Shares referred to above, free and clear of any Liens and from any agreement, obligation or commitments to create, grant, give or permit to subsist any Liens, except for such Liens created by the Purchaser or under the respective Charter Documents or Applicable Law. The Selling Shareholder has not sold, pledged or otherwise transferred (whether by operation of law or otherwise, including, without limitation, transfers pursuant to any decree of divorce or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) any interests in the respective Company Shares to any Person. Except as set forth in Section 4.1(a) of the Company Disclosure Schedule, the respective Company Shares constitute all of the shares or other securities of the respective Company over which any voting or dispositive power is held by the Selling Shareholder and the Selling Shareholder does not own, beneficially or otherwise, directly or indirectly, any other share capital of, or other securities, equity or ownership interest in the Company (including, without limitation, (i) any outstanding Options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other securities of such Company, or (ii) outstanding share appreciation rights, phantom share or similar rights). Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, the respective Company Shares referred to above are not subject to any shareholders agreement, voting agreements, proxies, trusts or other agreement or understandings relating to the voting or disposition thereof, which would continue to be binding upon the Purchaser after the Closing. Any proxies heretofore given in respect of the respective Company Shares are not irrevocable, and any such proxies are or shall be revoked by the Selling Shareholders by the Closing.

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Section 4.2 Authority; Binding Effect.

Such Selling Shareholder has full right, power and authority to enter into and to perform such Selling Shareholder’s obligations under each of the Transaction Documents to which such Selling Shareholder is or may become a party. Such Selling Shareholder has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which such Selling Shareholder is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Selling Shareholder is a party have been duly authorized by such Selling Shareholder. All organizational actions and proceedings required to be taken by or on the part of such Selling Shareholder to authorize and permit the execution, delivery and performance by such Selling Shareholder of this Agreement and the other Transaction Documents to which such Selling Shareholder is a party, have been duly and properly taken. This Agreement has been, and each other Transaction Document to which such Selling Shareholder is a party has been or will be, duly executed and delivered by such Selling Shareholder. This Agreement constitutes the legal, valid and binding obligation of such Selling Shareholder, and, assuming the due authorization, execution and delivery by the other parties thereto, is enforceable against such Selling Shareholder in accordance with its terms, and upon the execution of each of the other Transaction Documents to which such Selling Shareholder is a party, each of such other Transaction Documents will constitute the legal, valid and binding obligation of such Selling Shareholder who is a party thereto, and will be, assuming the due authorization, execution and delivery by the other parties thereto, enforceable against such Selling Shareholder in accordance with its terms, in each case, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.3 Non-Contravention; Consents.

Except as set forth in Section 4.3 of the Selling Shareholder’s Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any other Transaction Document by such Selling Shareholder, nor (2) the consummation of the Transactions by such Selling Shareholder, will (with or without notice or lapse of time or both), in each case, only to the extent reasonably expected to prevent the parties from consummating the Transactions:

(a) contravene, conflict with or result in a violation or breach of: (i) any of the provisions of any Charter Document of such Selling Shareholder or (ii) any Applicable Law;

(b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by such Selling Shareholder;

(c) contravene, conflict with or result in a violation or breach of or a default under any provision of any Contract to which such Selling Shareholder is bound or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any such Contract; or

(d) Other than Selling Shareholders that are required to file with a stock exchange or with any securities authority, a report with respect to the Transactions, such Selling Shareholder neither was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of the Transaction Documents to which such Selling Shareholder is a party or (y) the consummation of the Transactions, provided that any Selling Shareholders may disclose information regarding the Transaction (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with either monitoring its investment in the Company and/or enforcing its rights under any agreement with the Company. (ii) as required pursuant to Applicable Law; or (iii) in a summary form to any Affiliate, partner, member, shareholder or wholly owned subsidiary of such Selling Shareholder in connection with periodic internal reporting of such Selling Shareholder in the ordinary course of business, provided that the Selling Shareholder takes reasonable steps to minimize the extent of any such required disclosure and that such disclosure is made to persons who are subject to confidentiality obligations not less restrictive than those under this Agreement.

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Section 4.4 Capacity of Selling Shareholder.

(a) Such Selling Shareholder:

(i) has not, at any time , (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against such Selling Shareholder, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or substantially all of such Selling Shareholder’s assets, (D) admitted in writing such Selling Shareholder’s inability to pay such Selling Shareholder’s debts as they become due, or (E) to the best of his Knowledge, taken or been the subject of any action that will have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transaction Documents; and

(ii) is not subject to any Applicable Law that is reasonably likely to have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transaction Documents.

(b) There is no Proceeding pending, and, to such Selling Shareholder’s Knowledge, no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of such Selling Shareholder to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transaction Documents. To the Knowledge of such Selling Shareholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably expected to give rise to any such Proceeding.

Section 4.5 Tax Withholding Information.

Any and all information provided to Purchaser by or on behalf of such Selling Shareholder for purposes of enabling Purchaser to determine the amount to be deducted and withheld from the consideration payable to such Selling Shareholder pursuant to this Agreement under Applicable Law is true and accurate.

Section 4.6 Finder’s Fees.

Except as set forth in Section 4.6 of the Selling Shareholder’s Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions contemplated by this Agreement or any other Transaction Document to which such Selling Shareholder is a party based on any Contract to which such Selling Shareholder is a party or that is otherwise binding upon such Selling Shareholder.

Section 4.7 Company Group Assets.

Subject to Closing, other than Excluded Claims (as defined below), neither such Selling Shareholder nor any of its Affiliates has any remaining rights or interest in any assets or properties of the Company Group.

Section 4.8 [omitted].

Section 4.9 [omitted].

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Article V
Representations and Warranties of Purchaser

Except as set forth in the Purchaser SEC Documents, Purchaser represents and warrants, with respect to the Purchaser Group, to the Selling Shareholders that the statements contained in this Article V are true and correct as of the date of this Agreement and as of the Closing Date:

Section 5.1 Corporate Existence and Power.

(a) The Purchaser is a duly incorporated and validly existing under the laws of Israel. Purchaser has all necessary power and authority: (A) to conduct its business in the manner in which its business is currently being conducted and is duly qualified to do business is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification; (B) to own, use and distribute its assets in the manner in which its assets are currently owned, used and distributed; and (C) to perform its obligations under all Contracts to which it is a party.

Purchaser has made available to the Selling Shareholders (including through the electronic data gathering, analysis and retrieval database of the SEC - EDGAR) all such Purchaser SEC Documents (as defined below) that it has so filed or furnished prior to the date hereof. None of the Purchaser’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC, ISA or with any other similar foreign securities authority.

(b) The Purchaser has made available to the Company and Selling Shareholders materially accurate and complete copies of the Charter Documents of the Purchaser in effect.

Section 5.2 Corporate Authorization.

The Purchaser has all necessary corporate power and authority to enter into, deliver and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof, and the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof have been duly authorized by all necessary corporate action on its part. This Agreement constitutes and any other Transaction Document to which Purchaser will be a party will constitute upon execution thereof the legal, valid and binding obligation of Purchaser, and assuming the due authorization execution thereof and delivery thereof by the other parties thereto, is enforceable against Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.3 Compliance with Applicable Law.

(a) The Purchaser is, and has at all times been, in compliance in all material respects with, and has operated its respective business and maintained its assets and properties in material compliance with, all Applicable Laws. Purchaser has not been informed in writing that its operations are under investigation with respect to, given written notice of any violation or possible violation of, or, to Purchaser’s Knowledge, is currently threatened to be charged with any violation of, Applicable Law.

Section 5.4 Non Contravention; Consents.

Neither the execution, delivery or performance by the Purchaser of this Agreement or any of the Transaction Documents to which the Purchaser is a party nor the consummation of the Transaction by the Purchaser, will (with or without notice or lapse of time or both):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Charter Documents of the Purchaser or (ii) any Applicable Law;

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(b) give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Applicable Law;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or materially and aversely modify, any Governmental Authorization that is held by the Purchaser Group or that, to the Purchaser’s Knowledge, otherwise relates to the Purchaser Group’s business or to any of the assets owned or used by the Purchaser Group;

(d) contravene, conflict with, or result in a violation or breach of, or result in a default under, any provision of any Contract of the Purchaser that comply with the definition of Company Material Contract, mutatis mutandis (“Purchaser Material Contract”) by which the Purchaser Group is bound, or give any Person the right to: (i) declare a default or exercise any remedy under any such Purchaser Material Contract; (ii) accelerate the maturity or performance of any such Purchaser Material Contract; or (iii) cancel, terminate or modify any such Purchaser Material Contract;

(e) Except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made prior to the Closing Date, would not prevent, materially alter or materially delay the consummation of the Transaction or any of the other transactions contemplated by this Agreement, the Purchaser (A) is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person with respect to any Purchaser Material Contract or any Governmental Authority, (B) neither was or is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority or any other Person, in each case in connection with: (x) the execution, delivery or performance of this Agreement or any of the other Transaction Documents; or (y) the consummation of the Transactions contemplated by this Agreement; or

(f) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by the Purchaser Group.

Section 5.5 [omitted].

Section 5.6 Finder’s Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser who is entitled to any fee or commission from the Purchaser in connection with the Transaction.

Section 5.7 Capacity of Purchaser.

(a) Purchaser has not, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against it, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or substantially all of its assets, (D) admitted in writing its inability to pay its debts as they become due, or (E) to the best of its Knowledge, taken or been the subject of any action that will have an adverse effect on its ability to comply with or perform any of such covenants or obligations under any of the Transaction Documents; and

(b) To its best of Knowledge, Purchaser is not subject to any applicable Law that is reasonably likely to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transaction Documents.

(c) There is no Proceeding pending, and, to its Knowledge, no Person has threatened to commence any Proceeding, that may have an adverse effect its ability to comply with or perform any of its covenants or obligations under any of the Transaction Documents. To its Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably expected to give rise to any such Proceeding.

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Section 5.8 Investment Company.

The Purchaser is not an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

Section 5.9 [omitted].

Section 5.10 Unawareness of Breach or Inaccuracy.

As of the date hereof, based solely on the due diligence materials provided to Purchaser, Purchaser is not aware of any breach of or inaccuracy in any of the representations and warranties of the Company.

Article VI
PRE CLOSING Covenants

Section 6.1 Conduct of Business.

From the date of this Agreement until the Closing Date, or the earlier termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with its past practice and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect Governmental Authorizations necessary for the conduct of its business, and (iii) maintain satisfactory relationships with its customers, lenders, and suppliers and others having a business relationship with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or required under Applicable Law, or pursuant to the prior written consent of the Purchaser (not to be unreasonably withheld or delayed), the Company shall not and shall cause its Subsidiaries not to do any of the following actions (except if such action is required for consummation of the Transaction):

(a) Charter Documents. Amend its Charter Documents (whether by merger, consolidation or otherwise);

(b) Issuance of Shares. (i) issue, deliver or sell, or authorize the issuance, delivery or sale of any of its shares or Options exercisable into its shares; or (ii) amend any term of any of its shares or Options (whether by merger, consolidation or otherwise), other than the cancellation of Options;

(c) Acquisitions. Acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any securities or all or substantially all of the assets, properties or businesses of any third party or otherwise acquire or agree to acquire any securities or assets which are material, individually or in the aggregate to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(d) Dispositions. Sell, lease, license or otherwise transfer, or create or incur any Lien, on any of its tangible or intangible assets or rights or any of its properties or assets, except in the ordinary course of business;

(e) Loans and Investments. Make any loans, advances or capital contributions to, or investments in, any other Person or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any Indebtedness for borrowed money, except in the ordinary course of business;

(f) Contracts. (i) unless reasonably pre-approved by the Purchaser, enter into, amend or modify in any respect any Company Material Contract or (ii) terminate any Material Contract or otherwise waive, release or assign any of its rights, claims or benefits under any Company Material Contract;

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(g) Employees; Consultants; Independent Contractors; Severance Arrangements. Other than as required by this Agreement, under Applicable Law or made in the ordinary course of business: (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of its directors, officers, advisors, consultants, independent contractors, or employees, (ii) other than in accordance with agreements entered into prior to the date hereof and disclosed in the Company Disclosure Schedule, increase benefits payable under any existing severance or termination pay policies or employment agreements or any other benefits payable to any of its directors, officers, advisors, consultants, independent contractors or employees, (iii) enter into any employment, deferred compensation or other agreement or offer (or amend any such existing agreement or offer) with any of its directors, officers, advisors, consultants, independent contractors or employees, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, Benefit Plan covering any of its directors, officers, advisors, consultants, independent contractors or employees, or (v) promote any of its employees;

(h) Accounting. Change its methods of accounting or accounting practices, except as required by concurrent changes in IFRS and as agreed to by its independent public accountants;

(i) Proceedings; Settlements. Commence, settle, or offer or propose to settle (i) any material Proceeding involving or against the Company, (ii) any material litigation or dispute against any of its officers or directors or (iii) any Proceeding that relates to the Transactions;

(j) Taxes. With respect to each of the following, other than in the ordinary course of business, make or change any Tax election other than as is required under Applicable Law; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; enter into any closing agreement with a Taxing Authority; file any Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax; change or adopt any annual Tax accounting period or method of Tax accounting; surrender or forfeit any right to claim a Tax refund; file any Tax petition, Tax complaint or administrative Tax appeal; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or request, negotiate, apply for or receive a Tax ruling on its own behalf or on behalf of any of the Selling Shareholders;

(k) Intellectual Property. Purchase or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights, except in the ordinary course of business;

(l) New Line of Business. Enter into agreements that contemplate engaging in a new line of business;

(m) Subsidiaries. form or acquire any Subsidiaries;

(n) Distributions. Distribute to its shareholders any asset of the Company Group or make a declaration thereof;

(o) Grants. Apply for or accept any Governmental Grant other than acceptance of such Governmental Grants pursuant to applications submitted before the date hereof and disclosed herein; or

(p) Other. Take, agree, resolve or commit to do, any of the foregoing actions, or prevent it from performing one or more covenants required hereunder to be performed by it or otherwise consummate the Transactions.

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From the date of this Agreement until the Closing Date, or the earlier termination of this Agreement in accordance with its terms, each Selling Shareholder shall not take, agree, resolve or commit to do, any action which would reasonably be expected to make any of such Selling Shareholder’s representations or warranties contained in this Agreement untrue or incorrect or prevent such Selling Shareholder from performing one or more covenants required hereunder to be performed by it or otherwise consummate the Transaction.

Section 6.2 No Solicitation; Other Offers.

From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each Selling Shareholder and the Company shall not, and shall cause each of its respective Representatives not to, directly or indirectly: (i) solicit, initiate, facilitate, support, seek, induce, entertain or encourage, or take any action to solicit, initiate, facilitate, support, seek, induce, or encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal; (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than the Purchaser; (iii) furnish to any Person other than to the Purchaser any information that is reasonably expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal; or (v) submit any Acquisition Proposal or any matter related thereto to the vote of their shareholders. Each Selling Shareholder and the Company shall, and shall cause each of its respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal, and shall promptly (and in any event within 24 hours) provide Purchaser with: (i) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by them from any Person, including in such description the identity of the Person from which such expression of interest, inquiry, proposal or offer was received (the “Other Interested Party”); and (ii) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to any of them or transmitted on behalf of any of them to the Other Interested Party or any of the Other Interested Party’s Representatives.

Section 6.3 Access to Information.

From the date of this Agreement until the Closing Date, or the earlier termination of this Agreement in accordance with its terms, the Company and the Purchaser shall (a) give each other and its Representatives reasonable access to key employees, the offices, properties, books and records of each other, and (b) furnish to Purchaser or the Company, as applicable, and its Representatives such information that is available and is reasonably required by the requesting party in connection with the consummation of the Transaction and the operations of the Purchaser Group and the Company Group post Closing, including with respect to the Company Products and the Purchaser Products, as applicable, methodologies and related matters.

Section 6.4 Notices of Certain Events.

(a) From the date of this Agreement until the Closing Date, or the earlier termination of this Agreement in accordance with its terms, the Company and each of the Selling Shareholders, each with respect to its relevant notices shall promptly notify Purchaser, and the Purchaser, on the other hand, shall promptly notify the Shareholders Representative of:

(i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the consummation of the Transactions;

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(ii) any notice or other communication from any Governmental Authority (A) delivered in connection with the Transaction, or (B) indicating that a Governmental Authorization is revoked or about to be revoked or that a Governmental Authorization is required in any jurisdiction in which such Governmental Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Material Adverse Effect on the Company or on the Purchaser;

(iii) any actions, suits, claims, investigations or Proceedings commenced or, to their respective Knowledge, threatened against, relating to or involving or otherwise affecting the Company or the Purchaser, as applicable, that relate to the consummation of the Transaction and which has had or would reasonably be expected to have a Material Adverse Effect; and

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the respective conditions set forth in Article VIII impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.4(a) requires any change in the respective Purchaser Disclosure Schedule, Company Disclosure Schedule or the Selling Shareholder Disclosure Schedule, as applicable, or if any such event, condition, fact or circumstance would require such a change assuming such Purchaser Disclosure Schedule, Company Disclosure Schedule or the Selling Shareholder Disclosure Schedules, as applicable, were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Purchaser or the Company or such Selling Shareholder, as applicable, shall promptly deliver to each other an update to its Purchaser Disclosure Schedule, Company Disclosure Schedule or the respective Selling Shareholder Disclosure Schedule, as applicable, specifying such change. No such notice or update shall be deemed to supplement or amend the Purchaser Disclosure Schedule, Company Disclosure Schedule or Selling Shareholder Disclosure Schedule, as applicable, for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company, any Selling Shareholder or the Purchaser, as applicable, in this Agreement and any indemnification obligation hereunder, or (ii) determining whether any of the respective conditions set forth in Article VIII has been satisfied.

Section 6.5 Restriction on Transfer.

(a) Each Selling Shareholder agrees that, prior to the Closing or the earlier termination of this Agreement, such Selling Shareholder shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Lien (other than any Lien existing as of the date hereof, which shall be removed prior to the Closing), any Company Shares or any other security of the Company owned by such Selling Shareholder, or any direct or indirect beneficial interest therein, and the Company shall not register any transfer of Company Shares in the register of shareholders of the Company until the earlier of the Closing Date or the earlier termination of this Agreement.

Section 6.6 Filings.

As promptly as practicable after the execution of this Agreement, the Company and the Purchaser (a) shall make all filings and give all notices reasonably required to be made and given by such party in connection with the Transaction, to the extent such filings or notices were not submitted prior to the execution of this Agreement, except that any such filing or notice shall be subject to the prior review and approval of Purchaser or the Company, as applicable, (b) with respect to the Company, shall take such actions as are reasonably required to comply with Section 341 of the Companies Law as provided in Section 7.13 of this Agreement, and (c) shall use all commercially reasonable efforts to obtain all Consents required to be obtained (pursuant to any Applicable Law or Contract, or otherwise) in connection with the consummation of the Transaction. The Company shall, upon request of the Purchaser, and Purchaser shall, upon request of the Company, promptly deliver to each other a copy of each such filing made, each such notice given and each such Consent obtained by them. Notwithstanding the generality of the foregoing, the Company or the Purchaser, as applicable, shall not amend or modify or otherwise waive, release or assign any of their material rights, claims or benefits or pay any fee or other compensation to any Person in order to obtain any Consent required to be obtained (pursuant to any Applicable Law or Contract, or otherwise) by such party in connection with the Transaction.

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Section 6.7 Shareholders Meeting.

Immediately following the execution of this Agreement, the Company shall call and give notice of a general meeting of the holders of Company Shares for the approval of the Transaction in the form attached hereto as Exhibit H (the “EGM Notice”), and take all other necessary measures in order to convene such meeting within seven (7) days after the date of the EGM Notice. Each Executing Shareholder undertakes to vote or cause to be voted, all of the Company Shares now or hereafter owned, controlled or beneficially held, by such Executing Shareholder, in favor of the resolutions set forth in the EGM Notice.

Section 6.8 Transactions in Purchaser’s Shares.

During the period beginning on the date hereof and until the Closing or termination, neither the Company, the Selling Shareholders, their Affiliates or anyone on their behalf (collectively, the “Restricted Parties”) shall sell, contract to sell, solicit offers to sell, make any short sale or otherwise dispose of, directly or indirectly, any of Purchaser’s shares or any securities convertible into, exchangeable for or that represent the right to receive Purchaser’s shares, whether now owned or hereinafter acquired, owned directly by the Restricted Party (including holding as a custodian) or with respect to which the Restricted Party has beneficial ownership or dispositive power within the rules and regulations of the SEC, or otherwise actively adversely influence the prices of Purchaser’s shares as reported on the Nasdaq (except by virtue of entering into this Agreement). The foregoing restriction is expressly agreed to preclude the Restricted Parties from, directly or indirectly, engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of Purchaser’s shares. Such prohibited hedging or other transactions include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Purchaser’s shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Purchaser’s shares.

Section 6.9 Provisions relating to Company Debt and Transaction Expenses.

From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement:

(a) The Company shall use commercially reasonable efforts to (i) determine the aggregate amount of all Company Debt and Transaction Expenses that will be outstanding as of the anticipated Closing Date; (ii) obtain payoff letters from each holder of Company Debt (other than with respect to IIA Obligations) in form and substance reasonably satisfactory to the Purchaser; and (iii) arrange for the satisfaction, discharge, and payment in full of all Company Debt (other than IIA Obligations) and Transaction Expenses at or immediately prior to the Closing.

(b) Without the prior written consent of the Purchaser (not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause its Subsidiaries not to, from the date of this Agreement until the Closing Date: (i) incur any additional Indebtedness or Company Debt other than in the ordinary course of business and in amounts not exceeding US$50,000 individually or US$25,000 in the aggregate; (ii) incur any Transaction Expenses other than as contemplated by this Agreement; or (iii) make any distribution or payment of Cash other than (A) in the ordinary course of business consistent with past practice, or (B) as expressly contemplated by this Agreement.

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(c) The Company shall cooperate with the Purchaser and provide such information, access, and assistance as the Purchaser may reasonably request in connection with the Purchaser’s review and verification of the Closing Statement and the Company’s compliance with this Section 6.9.

Article VII
Additional agreements

Section 7.1 Public Announcements.

Prior to and after the Closing, the parties hereto hereby agree not to (and to use reasonable efforts to cause their Representatives and Affiliates not to) make any public announcement, notice, or any other communication or disclosure to any other third party regarding the existence or any subject matter, terms or conditions of this Agreement, the other Transaction Documents or the Transactions without the prior written approval of the Purchaser or the Company, as applicable, except as such release, disclosure or announcement may be required by Applicable Law or under this Agreement, in which case the Person required to make the release or announcement will allow the Person whose consent would otherwise be required reasonable time (subject to the timing required under the Applicable Law for such release, disclosure or announcement to be made) to comment on such release, disclosure or announcement in advance of such issuance. Notwithstanding the foregoing, the Company and the Selling Shareholders acknowledge that the Purchaser is a public company listed on the Nasdaq Stock Market and, as such, the Purchaser and its Affiliates shall be permitted to make any public filings, announcements, disclosures or statements (including any filings with the U.S. Securities and Exchange Commission or any other securities regulatory authority, press releases or other public communications) as the Purchaser determines, in its sole discretion, to be necessary or advisable in connection with the Transactions or otherwise required or appropriate under Applicable Law or the rules and regulations of the Nasdaq Stock Market or any other applicable securities exchange, without the prior consent of the Company or any Selling Shareholder.

Section 7.2 Commercially Reasonable Efforts.

Subject to the terms and conditions contained herein, the Company, the Selling Shareholders and the Purchaser shall cooperate and use their respective commercially reasonable efforts until the earlier if the Closing Date or the termination of this Agreement (a) to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under Applicable Law, to consummate and make effective the Transaction, (b) to obtain, prior to the Closing Date, all Consents of Governmental Authorities and other Persons as are necessary for consummation of the Transaction, and (c) to fulfill the respective conditions to consummation of the Transaction contemplated hereby set forth in Article VIII of this Agreement.

Section 7.3 Litigation Support

After the Closing, in the event that, and for so long as, the Purchaser or the Company is actively contesting or defending against any Proceeding in connection with (a) any transaction contemplated by the Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or the Purchaser in connection with the Company and/or the Transaction Documents, the parties hereto will reasonably cooperate with such contesting or defending party and its counsel in the contest or defense, make their personnel reasonably available, and provide such testimony as shall be reasonably necessary in connection with the contest or defense.

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Section 7.4 Tax Matters.

(a) Cooperation. The Selling Shareholders, the Shareholders Representative and the Purchaser shall reasonably cooperate, and shall cause their respective Representatives and Affiliates reasonably to cooperate, in preparing and filing all Tax Returns of the Company for years ended in the year hereof, including maintaining and making available to each other all records reasonably necessary in connection therewith and in resolving all disputes and audits with respect to Taxes.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Purchaser and/or the Company when due, and the Purchaser and/or the Company will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. It is hereby clarified that any income tax and/or capital gain tax imposed on the Selling Shareholders in connection with the consummation of the Transaction shall be the responsibility of the Selling Shareholders.

Section 7.5 Employees.

(a) Prior to the Closing Date, the former employees listed on Exhibit I that have terminated their employment with the Company in the ninety (90) days prior to the date hereof, and, subject to the occurrence of the Closing, may be offered employment by the Company pursuant to new employment agreements in a form provided by Purchaser and reasonably approved by the Company, to be entered into in connection with the Transactions and to become effective as of the Closing (or such other effective date as may be set forth in the applicable employment agreement). It is clarified that any and all hiring decisions, including the terms of employment and the location of employment shall be in the sole and exclusive discretion of the Purchaser. Any such re-hire offers, if any, shall be conditional upon the Closing occurring and upon such other terms and conditions as the Purchaser determines in its sole discretion. Former Employees who accept the offer of employment, or current employees continue their employment (including by signing new employment agreement with the Company) shall be referred to hereunder as the “Transferred Employees”. Employees listed in Exhibit I that will not be offered continued employment by the Company at the Closing shall be referred to hereunder as the “Non-Transferred Employees”.

(b) The Company shall reasonably cooperate with the Purchaser’s efforts in connection with the execution of employment agreements by the Transferred Employees, if so requested and as reasonably directed by the Purchaser, including by facilitating the delivery of any offer letters, employment agreements, and related documentation. The Company shall not, and shall cause its Representatives not to, take any action that is intended to, or is reasonably likely to, discourage any Transferred Employee from accepting such re-hire offer.

(c) For the avoidance of doubt, subject to Applicable Law, any prior service of a Transferred Employee with the Company prior to the termination of employment shall not be credited for purposes of accrual of vacation, sick days, or other paid time off, and each Transferred Employee shall commence employment following Closing with no accrued vacation and sick day balances.

(d) Prior to Closing, the Company shall terminate the employment of all Non-Transferred Employees (if any) in accordance with applicable law and shall pay them all amounts and entitlements due under their employment agreements and applicable law.

(e) The Company shall be liable for properly settling all amounts and entitlements due to each Transferred Employee in connection with, and up to and including, the termination of such Transferred Employee’s employment with the Company prior to the Closing (including any final salary and statutory payments), and shall request that each Transferred Employee execute a waiver and release letter in the form set forth in Exhibit J, as a condition to re-hire to the extent permitted by Applicable Law and shall not re-hire any Transferred Employee who did not executes said waiver and release letter.

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(f) Without limiting the generality of the foregoing, the Company shall be liable for, and shall pay in accordance with Applicable Law and the applicable employment terms, all severance payments and other termination-related amounts (if any) due to any Transferred Employee in connection with the termination of such employee’s employment with the Company prior to the Closing. The Company shall also be liable for and shall pay, on or prior to the Closing, all wages, bonuses, commissions, payments in lieu of notice (to the extent legally required), vacation pay and/or redemption of accrued vacation (if any), recuperation pay, travel expenses, reimbursements, sick pay, pay for other compensated absences and any other remuneration (including mandatory, contractual or discretionary benefits) earned or accrued with respect to the period up to and including the date of termination of employment, and for the release and transfer (as applicable) of all amounts accrued for the benefit of the Transferred Employees in any managers’ insurance policies, pension funds, provident funds, further education funds and any other employee benefit plans held on behalf of such employees, including any related employer and employee contributions and any related payroll deductions and employment taxes, regardless of whether such amounts have been accrued on the Company’s books. For the avoidance of doubt, the Company shall remain solely liable for any claims and payments due to any of its employees who are not Transferred Employees arising out of their employment or termination of employment.

Section 7.6 Confidentiality.

The parties acknowledge that the Purchaser and the Company have previously executed a Mutual Confidentiality and Non-disclosure Agreement, dated February 2, 2025 (the “Nondisclosure Agreement”), the provisions of which shall apply to all information furnished to the parties hereto, for the time periods set forth therein (subject to Section 7.1 above).

Section 7.7 Appointment of Advisory Board.

At the Closing, the Purchaser will establish a U.S. advisory board, to advise Purchaser on the Company’s scientific activities, and support its future clinical trials in the U.S. Subject to Purchaser’s board approval, the first member of the advisory board will be Peter Fitzgerald, MD, Professor Emeritus at Stanford University Medical Center.

Section 7.8 Waiver of Claims.

As a material inducement to the Purchaser’s willingness to enter into and perform this Agreement and to purchase the Company Shares for the consideration to be paid to the Selling Shareholders in connection with such purchase, each Selling Shareholder, on behalf of such Selling Shareholder and each of the Affiliates thereof hereby releases and forever discharges, effective as of the Closing, the Company including its office holders in which it owns shares and each of its past, present and future Representatives (excluding agents, attorneys, accountants, advisors and investment bankers) and office holders (individually, a “Releasee” and collectively, “Releasees”) from any and all Proceedings, Contracts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Selling Shareholder or any of its Representatives (excluding agents, attorneys, accountants, advisors and investment bankers) now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date all to the extent relating to the Company and/or the Purchaser, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to their respective Charter Documents, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date, except to the extent such claim is accrued prior to the Closing Date; provided, however, that nothing contained herein shall operate to release any obligation of the Purchaser arising under this Agreement and provided further that such releases will not apply with respect to: (i) claims by any Selling Shareholder solely in his capacity as a director or as an office holder of the Company for indemnification with respect to third party claims against such Selling Shareholder solely in his capacity as a director or as an office holder of such Company, pursuant to the terms of such Selling Shareholder’s indemnification agreement; and (ii) any claim of an office holder under any of his or her employment terms with the Company, and (iii) any claim of a Selling Shareholder in connection with its rights pursuant to this this Agreement and/or any Transaction Document(collectively, “Excluded Claims”). Each Selling Shareholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby. Without limitation of the foregoing, each Selling Shareholder agrees, effective as of Closing, to terminate any and all Contracts by and between the Company and any such Selling Shareholder (other than (i) to the extent any such Contract assigns rights to Intellectual Property to such Company, (ii) officers and directors indemnification agreements to the extent such Selling Shareholder is a director or an office holder in the Company, (iii) officers employment agreements without any remaining Liability of such Company and to repay and discharge any Liability of the Selling Shareholder to such Company and the Company hereby agrees, effective as of Closing, to terminate any and all Contracts by and between such Company and any such Selling Shareholder, except to the extent any such Contract assigns rights to Intellectual Property to such Company, without any obligation on the part of such Company to make any royalty or other payments after the Closing, which assignment shall survive such termination. For the purpose of this Section 7.8 all Releasees that are not parties to this Agreement shall be deemed as third party beneficiaries of the Selling Shareholders’ undertakings hereunder.

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Section 7.9 Further Actions

In case at any time after the Closing any further actions are reasonably necessary to achieve the purposes of this Agreement, each party hereto will take such further actions (including the execution and delivery of all necessary instruments and documents) as any other party may reasonably request.

Section 7.10 D&O Insurance

The Company may purchase, prior to or concurrent with the Closing, a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) for acts or omissions occurring prior to the Closing that will remain in effect for a period of seven (7) years after the Closing (the “D&O Tail Insurance”). Any cost and expenses related to the acquisition of such insurance shall be considered part of the Company Transaction Expenses if not paid by the Company prior to the Closing. Purchaser shall, and shall cause the Company to maintain such D&O Tail Insurance (if obtained) in full force and effect, and cooperate in good faith with the Company Indemnitees to use the tail coverage with respect to claims relating to acts or omissions occurring prior to the Closing; provided, however, that nothing herein shall require the Company or the Purchaser or any of its Affiliates to incur any cost or expense (with respect to the Company, following the Closing).The obligations set forth in this Section 7.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any indemnified person without the prior written consent of such affected indemnified person.

Section 7.11 Non-Competition; Non-Solicitation

Each Selling Shareholder who is a natural person and who, as of the Closing Date, serves or has served as an employee, officer, director, or consultant of any member of the Company Group (each, a “Restricted Shareholder”) hereby agrees that, for a period of two (2) years following the Closing Date (the “Restricted Period”), such Restricted Shareholder shall not, directly or indirectly: (a) engage in, own, manage, operate, control, be employed by, provide services to, participate in, or be connected with, any Person engaged in a Competing Business in the Territory; (b) solicit, induce, or attempt to solicit or induce any employee or contractor of the Company Group or the Purchaser Group to terminate their engagement; or (c) solicit, divert, or take away, or attempt to divert or take away, the business or patronage of any customer, client, or account of the Company Group or Purchaser Group. For purposes hereof, “Competing Business” means the development, manufacturing, or commercialization of medical devices or therapeutics in each case for colorectal anastomosis protection devices; and “Territory” means the European Union, Israel, and the United States.

Section 7.12 [omitted]

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Section 7.13 Alternative Transaction Form

(a) Purchaser, the Company (on behalf of itself and its officers and directors) and the Executing Shareholders irrevocably agree and covenant that if within forty five (45) days following the execution of this Agreement and prior to the Closing or termination of this Agreement, a Non-Executing Shareholder initiates a (i) 341 Legal Proceeding that is not rejected by the applicable court within ten (10) Business Days after such 341 Legal Proceeding is initiated, or (ii) Proceeding challenging the Transactions, then the Purchaser shall have the right (but not the obligation), exercisable in its sole discretion, and provide that no Proceeding prohibit the same, to deliver a written notice to the Company and the Shareholders’ Representative (a “Merger Notice”) no later than ten (10) Business Days after the end of such ten (10) Business Day period or after notice is given of the Proceeding. Upon delivery of a Merger Notice by the Purchaser, the Company and the Purchaser shall amend, within twenty (20) Business Days after delivery of the Merger Notice (the “Execution Period”), the structure set forth in this Agreement into a merger and execute a merger agreement (such agreement having substantially the same terms and conditions as the terms and conditions of this Agreement) (the “Merger Agreement”) and shall take any action required under the Companies Law to consummate a merger as soon as possible following the execution of the Merger Agreement, but in any event no later than sixty (60) days thereafter, pursuant to which a subsidiary of the Purchaser, as the target company (Chevrat Ha’Ya’ad), and the Company, as the absorbing company (HaChevra Ha’Koletet), shall merge such that the target company will cease to exist, and the Company will continue as the surviving corporation and become a direct or indirect wholly owned subsidiary of the Purchaser, in accordance with the Companies Law (the “Merger”), provided, that, the consummation of the Merger shall require the satisfaction of the conditions to the Closing set forth in Article VIII, with only such adjustments as are necessitated by such changed structure.

(b) The Merger Agreement will contain the same terms and conditions as this Agreement, other than any amendments required in order to change the structure of the transaction to a merger or which derive from such change in structure (e.g., certain required filings and certain periods that need to elapse before the merger can be consummated). If the Company and the Purchaser are unable to reach agreement on any term of the Merger Agreement following good faith negotiations, either party shall have the right to refer such dispute to arbitration in accordance with the terms of Section 10.4(e) no later than five (5) Business Days prior to the end of the Execution Period. The arbitrator shall resolve such dispute within five (5) Business Days, based on the market standard for transactions of this type with the intent of observing the parties’ agreement that the Merger Agreement shall have substantially the same terms and conditions as the terms and conditions of this Agreement and shall reflect to the maximum extent possible the economic result intended by this Agreement. The determination made by the arbitrator of the terms of the Merger Agreement that are in dispute shall be non-appealable, binding and conclusive upon the parties to this Agreement. The fees and expenses of the arbitrator shall be allocated equally between Purchaser, on the one hand, and the Company, on the other hand.

(c) The signature of each Selling Shareholder on this Agreement shall be deemed also execution of the Merger Agreement. However, to the extent requested to do so, each Selling Shareholder who executed this Agreement shall also execute the Merger Agreement and any ancillary document thereto, and, in addition, shall vote in favor of any decision supporting the same.

Section 7.14 Future Investment in the Company

(a) Subject to consummation of the Transaction, Purchaser shall allocate substantial resources toward the development and expansion of the Company’s commercial activities in Europe, and contemplates an investment of not less than US$6,000,000 (less the amount of the Purchaser Funding), over the twenty-four (24) month period following the Closing. Part of the investment was made by the Purchaser prior to the date of this Agreement virtue of the Purchaser Funding.

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Section 7.15 Company Public Records.

Promptly following the Closing, the Purchaser shall cause the Company to make an online reporting to be filed with the Israeli Companies Registrar (the “Registrar”) which is necessary in order to update the Company registry held by the Registrar, regarding the Transactions pursuant to this Agreement (including the transfer of the Company Shares to the Purchaser and the resignation of all directors of the Company other than Boaz Assaf) and shall deliver to the Shareholders Representative evidence of the filing of such documents with, and the approval of such filings by, the Registrar.

Section 7.16 [omitted].

Article VIII
Conditions to the transactions

Section 8.1 Conditions to the Obligations of the Parties to the Transaction.

The obligations of the Company, Purchaser and the Selling Shareholders to consummate the Transaction are subject to the satisfaction of the following conditions, as applicable:

(a) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Transaction on the terms contemplated herein, and no Applicable Law shall have been enacted that makes the consummation of the Transaction illegal.

(b) Governmental Authorizations. The Governmental Authorizations listed on Section 3.5 of the Company Disclosure Schedule and the Israeli Securities Exemption shall have been obtained or shall become inapplicable or not required.

(c) Section 341 Action. In the event that any Non Executing Shareholder of the Company is forced to sell its Company Shares in accordance with Section 341 of the Companies Law and such Company Charter Documents, the 30-day period to file an action under Section 341 of the Companies Law by any such Non Executing Shareholder shall have expired.

(d) IIA. Following the Closing Date, Company shall, to the extent required by Applicable Law or the terms of any IIA grant, notify the IIA and obtain its approval to the Transaction, and, in addition, if required by the IIA, Purchaser shall have executed and delivered to the IIA an undertaking, in form and substance reasonably acceptable to the Company and the IIA, confirming Purchaser’s commitment to comply with the Israeli Innovation Authority Law and all existing IIA grant conditions applicable to the Company Group as well as any IIA Obligations.

(e) [omitted].

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Section 8.2 Conditions to the Obligations of Purchaser to Consummate the Transaction

The obligations of Purchaser to consummate the Transaction are subject to the satisfaction, or waiver by Purchaser, at or prior to the Closing Date, of the following further conditions:

(a) Representations and Warranties. (i) each of the representations and warranties made by the Company in this Agreement (other than the representations referred to in clause (ii) below) shall have been (a) true and correct in all material respects as of the date of this Agreement, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties, and (b) true and correct in all material respects as of the date of the Closing, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties, as if made as of the Closing Date; (ii) each of the representations and warranties made by the Company in Section 3.2 (Corporate Authorization), Section 3.4 (Governmental Authorization; Governmental Grants), Section 3.5 (Non-Contravention), Section 3.6 (Capitalization), Section 3.8 (Financial Statements), Section 3.10 (Absence of Certain Changes), Section 3.17 (Intellectual Property), Section 3.19 (Tax Matters), Section 3.20 (Employees; Contractors and Benefit Plans), Section 3.25 (Debt-Free Status), and Section 3.26 (Ordinary Course of Business Since March 26, 2026), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except that changes to the issued share capital of the Company between the date hereof and the Closing Date due to exercise of Company Options shall not be deemed as an inaccuracy or a breach of the representations and warranties contained in Section 3.6 (Capitalization), (iii) each of the representations and warranties made by the Selling Shareholders in this Agreement shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties.

(b) Covenants.(i) Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects; and (ii) each of the covenants and obligations that the Selling Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Consents and Approvals. Each of the Consents listed on Section 3.5 of the Company Disclosure Schedule (which shall include a unanimous consent of the board of directors and approval of the shareholders of the Company), shall have been obtained in form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect.

(d) Executed Agreements and Certificates. Purchaser shall have received the following agreements and other documents and , each of which shall be in full force and effect:

(i) a certificate, in the form attached hereto as Exhibit K, executed on behalf of the Company by its Chief Executive Officer (the “Closing Certificate”) certifying (i) that the conditions set forth in Section 8.1 and this Section 8.2 (to the extent applicable to the Company) have been duly satisfied; (ii) the resolutions of the board of directors and the shareholders of the Company in forms satisfactory to Purchaser’s counsel, approving this Agreement and the Transaction and (iii) that all Transferred Employees have been terminated in accordance with Applicable Law, unless Purchaser requested that the employment of certain Transferred Employee(s) will not be terminated.

(ii) executed written resignations of all directors of the Company other than Boaz Assaf, who shall remain a director of the Company for a period of at least twenty four (24) months following the Closing Date, effective as of the Closing Date, in the form attached hereto as Exhibit P;

(iii) a counterpart of the Escrow Agreement executed by the Shareholders Representative;

(iv) a counterpart of the Paying Agent Agreement executed by the Shareholders Representative;

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(v) Executing Shareholders shall have delivered to Purchaser all certificates representing the Company Shares set forth on Exhibit C with respect to such Executing Shareholder (or, in lieu thereof, affidavits and indemnity letters of lost shares with respect thereto in the form of Exhibit N), together with share transfer deeds in the form of Exhibit M;

(vi) [omitted].

(vii) The Purchaser shall have received the Closing Statement, duly executed and certified by the Chief Executive Officer of the Company, in the form attached hereto as Exhibit R; and

(viii) Duly executed payoff letters from each holder of Company Debt (other than IIA Obligations) outstanding as of the anticipated Closing Date listed in Exhibit 8.2(d)(x), in form and substance reasonably satisfactory to the Purchaser, setting forth (A) the total amount required to satisfy in full all obligations owing to such holder as of the anticipated Closing Date, (B) wire transfer instructions for payment, and (C) a commitment to deliver upon receipt of such payoff amount (1) releases of all Liens other than the Lien for the benefit of Bank Leumi LeIsrael Ltd. securing obligations of the Company in connection with the Company Leased Real Property, not in excess of NIS 115,000, if any, securing such Company Debt and (2) UCC termination statements or equivalent filings, as applicable, and such other instruments of release as may be reasonably required by the Purchaser.

(ix) Company Disclosure Schedule as of the Closing Date.

(e) Share Certificates and Share Registry.

(i) The Executing Shareholders shall have delivered to Purchaser all certificates representing the Company Shares set forth on Exhibit C with respect to such Executing Shareholder (or, in lieu thereof, affidavits and indemnity letters of lost shares with respect thereto in the form of Exhibit N), together with share transfer deeds in the form of Exhibit M.

(ii) Company shall have delivered to Purchaser the share registry of Company evidencing the transfer of ownership of all of the relevant Company Shares to Purchaser.

(f) Termination of Shareholders Agreements. The Investors’ Rights Agreement dated as of September 18, 2017 between the Company and certain of its shareholders shall have been terminated, and all obligations of the parties thereunder shall have been released, pursuant to an agreement in form and substance reasonably satisfactory to the Purchaser.

(g) Litigation. There shall not be: pending by or before any Governmental Authority any Proceeding that (A) seeks or is reasonably expected to frustrate, prevent or restrict the consummation of the Transaction on the terms set forth herein, or (B) seeks the award of material Losses that would be payable by the Company if the Transaction is consummated.

(h) Escrow Deliverables. The Escrow Agent shall have received the following documents to the extent obtained by the Company prior to Closing (and the Company shall use commercially reasonable effort to obtain the same): (a) with respect to each Selling Shareholder executing this Agreement who is an individual, a copy of his Israeli ID or Passport; and (b) with respect to each Selling Shareholder that is a corporation, a copy of an official document, as applicable in the country of its incorporation, approving that the corporation was duly incorporated therein.

(i) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, development, occurrence, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

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(j) Compliance with US Securities Laws. The Purchaser shall have received representation letters in form satisfactory to the Purchaser, executed by each Selling Shareholder (each, a “Rep Letter”), which Rep Letter shall be used to evaluate that among the Selling Shareholders, as a group, there are no more than 35 persons who are U.S. Persons and not Regulation D Investors. Each Rep Letter executed by a Selling Shareholder shall include the signature page hereof, duly executed (including the checking of all required boxes included therein) by each such person (including each Selling Shareholder executing this Agreement herewith).

Section 8.3 Conditions to the Obligations of the Selling Shareholders.

The obligations of each of the Selling Shareholders to consummate the Transactions are subject to the satisfaction, or waiver by the Shareholders Representative, at or prior to the Closing Date, of the following further conditions:

(a) Representations and Warranties. (i) each of the representations and warranties made by the Purchaser in this Agreement (other than the representations referred to in clause (ii) below) shall have been (a) true and correct in all material respects as of the date of this Agreement, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties, and (b) true and correct in all material respects as of the date of the Closing, as if made as of the Closing Date, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties; (ii) each of the representations and warranties contained in Section 5.2 (Corporate Authorization), Section 5.4 (Non Contravention; consents),and Section 5.5 (Capitalization of Purchaser) , shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except that changes to the authorized and issued share capital of Purchaser between the date hereof and the Closing Date shall not be deemed as an inaccuracy or a breach of the representations and warranties contained in Section 5.5 (Capitalization).

(b) Covenants. Each of the covenants and obligations that the Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Consents and Approvals. Each of the Consents listed in Section 5.4 of the Purchaser Disclosure Schedule, shall have been obtained in form and substance reasonably satisfactory to the Shareholders Representative and shall be in full force and effect.

(d) Executed Agreements and Certificates. Shareholders Representative shall have received the following agreements and other documents and certificates, each of which shall be in full force and effect:

(i) a certificate, in the form attached hereto as Exhibit Q, executed on behalf of the Purchaser by its Chief Executive Officer (the “Purchaser Closing Certificate”) certifying (i) that the conditions set forth in Section 8.1 and this Section 8.3 (to the extent applicable to the Purchaser) have been duly satisfied; and (ii) the resolutions of the board of directors of the Purchaser in form satisfactory to Shareholders Representative’s counsel, approving this Agreement and the Transaction.

(ii) a counterpart of the Escrow Agreement executed by the Purchaser and the Escrow Agent;

(iii) a counterpart of the Paying Agent Agreement executed by the Purchaser and the Paying Agent;

(e) Litigation. There shall not be pending by or before any Governmental Authority any Proceeding that (A) seeks or is reasonably expected to frustrate, prevent or restrict the consummation of the Transaction on the terms set forth herein, or (B) seeks the award of material Losses that would be payable by the Company or the Selling Shareholders if the Transaction is consummated.

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(f) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, development, occurrence, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Purchaser.

Article IX
Termination

Section 9.1 Termination of Transaction.

This Agreement may be terminated with respect to the Transaction and such Transaction may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Shareholders Representative and Purchaser;

(b) by either Shareholders Representative or Purchaser, by written notice to the other parties, if the Closing has not been consummated on or before August 7, 2026, 2026 (the “End Date”) (or, in the event the parties execute a Merger Agreement pursuant to Section 7.13, an additional sixty (60) days after such execution), except that the End Date may be extended by a written notice provided by the Purchaser (in its sole discretion) to the other parties hereto for an additional thirty (30) days in the event that in the reasonable judgment of the Purchaser the Closing may occur prior to the End Date (as so extended); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) or to extend the period as set forth in this Section 9.1(b) shall not be available to any party whose breach of or failure to comply with any provision of this Agreement with respect to the Transaction, results in the failure of the Transaction to be consummated by such time;

(c) by either Shareholders Representative or Purchaser, by written notice to the other parties, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Transaction or if there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Authority that would make consummation of the Transaction illegal; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party if the issuance of such order, injunction, decree or other action was primarily due to the failure of such party to perform any of its obligations under this Agreement or under any Transaction Agreement;

(d) by Purchaser, by written notice to the Company, if (i) any representation or warranty of any of the Company or the Selling Shareholder specified in Section 8.2(a) shall be inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 8.2(a) to be complied with, or any of the covenants or obligations of the Company or any Selling Shareholders contained in this Agreement shall have been breached in any material respect, provided, that such breach(es) are not capable of cure, or, if capable of cure, are not cured within fifteen (15) days of delivery of written notice thereof from the Purchaser, or (ii) there shall have occurred a Material Adverse Effect with respect to the Company;

(e) by either Shareholders Representative or Purchaser, by written notice to the other parties, if there shall be any action taken, or any Applicable Law enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Authority, which would (x) prohibit or restrict in any material respect Purchaser’s ownership or operation of all or any portion of the business or assets of the Company, or (y) compel Purchaser to dispose of or hold separate all or any significant portion of the Company’s assets or properties, or significantly limit its operation of the Company’s business, as a result of the Transaction;

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(f) by the Company or the Shareholders Representative, by written notice to the Purchaser, if (i) any representation or warranty of Purchaser specified in Section 8.3(a) shall be inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 8.3(a) to be complied with, or any of the covenants or obligations of the Purchaser contained in this Agreement shall have been breached in any material respect, provided such breach(es) are not capable of cure, or, if capable of cure, are not cured within fifteen (15) days of delivery of written notice thereof from the Company or the Shareholders Representatives, or (ii) there shall have occurred a Material Adverse Effect with respect to the Purchaser.

(g) The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give written notice of such termination to the other parties setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with respect to the Transaction and there shall be no liability or obligation on the part of any party or any of its or their Affiliates to any other Person by virtue of, arising out of or otherwise in connection with this Agreement with respect to the Transaction or any other Transaction Document; provided that: (a) none of the Selling Shareholders, the Company or the Purchaser shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 7.1, Section 7.6 and Article XII.

Article X
Indemnification

Section 10.1 Survival of Representations.

(a) Company and Selling Shareholders Representations. Subject to Section 10.1(b), all representations, warranties, covenants and agreements of the Company and the Selling Shareholders contained herein or in any Transaction Documents shall survive the execution and delivery of this Agreement or such Transaction Documents and the consummation of the transactions contemplated hereby and thereby, regardless of any investigation made by or on behalf of any party hereto or its Affiliates following the date of this Agreement or the knowledge of any such party’s (or its Affiliates’) officers, directors, shareholders, managers, members, partners, employees or agents. Notwithstanding anything herein to the contrary, the Selling Shareholders will not be liable with respect to any claim for the breach or inaccuracy of any representation or warranty pursuant to Section 10.2(a)(i), unless written notice of a claim thereof is delivered to the Shareholders Representative prior to the applicable Sellers Survival Date. For the purposes of this Agreement, the term “Sellers Survival Date” shall mean the date that is twelve (12) months after the Closing Date, except for the representations and warranties contained in Section 3.2 (Corporate Authorization), Section 3.5(b) (Non-Contravention), Section 3.6 (Capitalization), Section 3.17 (Intellectual Property), Section 3.19 (Tax Matters), Section 3.25 (Debt-Free Status), Section 3.26 (Ordinary Course of Business Since March 26, 2026), Section 4.2 (Authority; Binding Effect) and Section 4.3 (Non-Contravention), with respect to which the Sellers Survival Date shall be the applicable statute of limitations plus sixty (60) days following the Closing Date (such representations and warranties are hereinafter referred to, collectively, as the “Sellers Fundamental Representations”). The parties agree that so long as written notice in accordance with the terms herein is given on or prior to the applicable Sellers Survival Date with respect to such claim and a claim is filed with the applicable court within six months from the applicable Sellers Survival Date, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved.

(b) Sellers Willful Breach; Intentional Misrepresentation; Fraud. Notwithstanding anything to the contrary contained in Section 10.1(a) in case of claims based upon willful breach, intentional misrepresentation or fraud, by a Selling Shareholder or any respective Representative of such Selling Shareholder (the liability for which shall be several and not joint) the Sellers Survival Date with respect to such Selling Shareholder and such claims shall be the applicable statute of limitations plus sixty (60) days following the Closing Date.

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(c) Purchaser’s Representations. All representations, warranties, covenants and agreements of the Purchaser contained herein or in any Transaction Documents shall survive the execution and delivery of this Agreement or such Transaction Documents and the consummation of the transactions contemplated hereby and thereby, regardless of any investigation made by or on behalf of any party hereto or its Affiliates or the knowledge of any such party’s (or its Affiliates’) officers, directors, shareholders, managers, members, partners, employees or agents. Notwithstanding anything herein to the contrary, the Purchaser will not be liable with respect to any claim for the breach or inaccuracy of any representation or warranty pursuant to Section 10.3(a)(i), unless written notice of a claim thereof is delivered to the Purchaser prior to the applicable Purchaser Survival Date and a claim was filed, with respect to such claim, within six months from the date such written notice was delivered to the Purchaser. For the purposes of this Agreement, the term “Purchaser Survival Date” shall mean the date that is twelve (12) months after the Closing Date, except for the representations and warranties contained in Section 5.2 (Corporate Authorization), Section 5.4(b) (Non-Contravention), and Section 5.5 (Capitalization) and Section 5.9(h), with respect to which the Purchaser Survival Date shall be the date which is the applicable statute of limitations plus sixty (60) days following the Closing Date (the foregoing representations and warranties hereinafter referred to, collectively, as the “Purchaser Fundamental Representations”). The parties agree that so long as written notice in accordance with the terms herein is given on or prior to the applicable Purchaser Survival Date with respect to such claim and a claim is filed with the applicable court within six months from the applicable Purchaser Survival Date, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved.

Section 10.2 Indemnification by Selling Shareholders.

(a) Selling Shareholders Indemnification. From and after the Closing, the Selling Shareholders of the Company shall, severally and not jointly, indemnify the Purchaser and its Affiliates (including the Company) and each of their respective Representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) and hold each of them harmless from and against, and pay on behalf of or reimburse any such Purchaser Indemnified Party, in respect of the entirety of any Loss which such Purchaser Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i) any inaccuracy in or breach of any representation or warranty of (i) the Company or (ii) of the Selling Shareholders of the Company (it being clarified that, with respect to clause (ii), each Selling Shareholder shall be liable only with respect to the representations and warranties made thereby) contained in this Agreement or in any Transaction Document: (i) as of the date of this Agreement and (ii) as of the Closing (in each of (i) and (ii) except in the case of any representation or warranty which by its terms speaks only as of a specified date or dates, in which case the inaccuracy or breach shall be determined as of such date or dates), in each case without giving effect to: (A) any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining whether there is a breach and the amount of Losses resulting from, arising out of or relating to such breach; or (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement; provided that any inaccuracy in the representations made by any specific Selling Shareholder in Section 4.1 (Title to Company Shares) which was Known to the Company on the date hereof or on the date of the Closing shall not constitute, for the purpose of this Section 10.02(i), also a basis for indemnification by all Selling Shareholders of the Company due to inaccuracy of the representations made by such Company in Section 3.6 (Capitalization). It is hereby agreed and clarified that prior to the Closing, the Company shall be allowed to notify the Purchaser in writing as to changes in the Company’s representations as of the Closing Date resulting from changes of facts between the date of this Agreement and the date of such Closing Date (each such notification, an “Update Notice”), and, provided that (x) such changes shall not constitute a Material Adverse Effect as to the Company, (y) such changes result from events, circumstances or conditions that arose after the date of this Agreement and were not Known to the Company or the Selling Shareholders as of the date of this Agreement, and (z) the Company and the Selling Shareholders have provided such Update Notice promptly (and in any event within five (5) business days) after becoming aware of such changes, the Purchaser shall not be entitled to any indemnification related directly to such changes; provided, however, that (i) the Purchaser shall retain the right to indemnification hereunder with respect to any changes that were Known to the Company or the Selling Shareholders as of the date of this Agreement but not disclosed in the Company Disclosure Schedule or otherwise disclosed to the Purchaser in writing prior to the execution of this Agreement, (ii) the Purchaser shall retain the right to indemnification hereunder with respect to any changes that, individually or in the aggregate, constitute a Material Adverse Effect, (iii) the foregoing shall not derogate from the Purchaser’s right to terminate this Agreement in accordance with the terms hereof (including, for the avoidance of doubt, in the event that any Update Notice discloses changes that, individually or in the aggregate, constitute or would reasonably be expected to constitute a Material Adverse Effect), and (iv) the Purchaser shall be entitled to request and receive from the Company and the Selling Shareholders such clarifications and supporting materials as the Purchaser may reasonably require in connection with any such notified changes, and the Purchaser shall have a period of ten (10) business days following receipt of an Update Notice (or, if the Purchaser requests additional clarifications or supporting materials, ten (10) business days following receipt of such clarifications and supporting materials) to evaluate such changes and determine whether to proceed with the Closing or to exercise any termination rights available under this Agreement.

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(ii) any breach of any covenant or obligation of the Company or of the Selling Shareholders of the Company (each of whom shall be liable only with respect to the covenants and obligations of such Selling Shareholder) in this Agreement or in any other Transaction Document;

(iii) any kind of legal or administrative claim, suit, or Proceeding, with respect to any of the Transferred Employees, any other current or former employee or service provider of Company, where the cause of action originates from any action or omission of Company during the period prior to Closing, and regardless of whether such claim, suit or Proceeding occurs prior to or following the Closing, including claims arising from a collective agreement or extension order applicable to Company and claims for workers’ compensation or severance pay or any other termination-related payments.

(iv) Notwithstanding the above, in the event of termination of this Agreement pursuant to Section 9.1, the indemnifying party with respect to any breach of covenant or obligation of the Company contained in this Agreement or in any Transaction Document (if applicable) shall be the Company.

(b) Selling Shareholders Indemnification Cap. The maximum aggregate liability of each of the Selling Shareholders for Losses arising under Section 10.02(a) hereof, shall be limited to such Selling Shareholder’s Participation Portion in the Escrow Deposit, excluding in the event of (i) an inaccuracy in any of the Company’s and Selling Shareholders’ Sellers Fundamental Representations, (ii) a breach of a Selling Shareholder obligation under Section 7.8, (iii) Losses arising under Section 10.02(a)(iii) (employment-related claims), or (iv) willful breach, intentional misrepresentation or fraud by the Company or the respective Selling Shareholder, in each of which cases the maximum aggregate liability of such Selling Shareholders for Losses arising under Section 10.2(a) hereof shall be limited to such Selling Shareholder’s Participation Portion in the Aggregate Transaction Value actually received by such Selling Shareholder. For the avoidance of doubt, the maximum aggregate liability of each of the Selling Shareholders for any Losses arising under this Agreement shall be such Selling Shareholder’s Participation Portion actually received by such Selling Shareholder in the Aggregate Transaction Value. Solely for purposes of this Section 10.2, the Aggregate Transaction Value actually received by a Selling Shareholder shall be deemed to include such Selling Shareholder’s Participation Portion of all Earnout Payments actually paid in cash to such Selling Shareholder in respect of the Earnout pursuant to Section 2.2(d)(ii), in each case as of the applicable date.

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(c) Selling Shareholders Basket. Notwithstanding anything herein to the contrary, no Purchaser Indemnified Party shall be entitled to indemnification in respect of any breach of a representation or warranty of the Company or either of its Selling Shareholders set forth herein unless and until all such breaches result in total Losses incurred by all Purchaser Indemnified Parties in an amount of at least 1% of the Aggregate Transaction Value (the “Sellers Basket Amount”), in which case the Purchaser Indemnified Parties shall be entitled to the entire amount of Losses, including the respective Sellers Basket Amount. The foregoing limitation shall not apply (i) in the case of willful breach, intentional misrepresentation or fraud by any of the Selling Shareholders or the Company and (ii) to inaccuracies in or breaches of any of the Sellers Fundamental Representations.

(d) Sole Remedy. After the respective Closing Date, the indemnity provisions of this Agreement shall be the sole and exclusive remedy of Purchaser for any Losses arising out of or related to this Agreement and the Transactions; provided, however, that nothing in this Section 10.02(d) shall limit any claim by any Purchaser Indemnified Party against a Selling Shareholder based upon, arising out of, or relating to (i) fraud, willful breach, or intentional misrepresentation by such Selling Shareholder or the Company, or (ii) any breach of a Sellers Fundamental Representation by such Selling Shareholder, for which all remedies available at law or in equity shall remain available to Purchaser.

(e) Injunctive Relief; Specific Performance. Notwithstanding Section 10.2(d) above, in addition to the remedies provided in this Article X, injunctive relief may be obtained to enjoin the breach, or threatened breach, of any provision of this Agreement and each party shall be entitled to specific performance by the other party of its obligations hereunder or thereunder.

Section 10.3 Indemnification by Purchaser.

(a) Purchaser Indemnification. From and after the Closing, the Purchaser shall indemnify the Selling Shareholders and their Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Selling Shareholders Indemnified Parties”) (each of the Selling Shareholders Indemnified Parties and the Purchaser Indemnified Parties shall be referred to as an “Indemnified Party”) and hold each of them harmless from and against, and pay on behalf of or reimburse any such Selling Shareholders Indemnified Party, in respect of the entirety of any Loss which such Selling Shareholders Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i) any inaccuracy in or breach of any representation or warranty of Purchaser contained in this Agreement or in any Transaction Document: (i) as of the date of this Agreement and (ii) as of the Closing (in each of (i) and (ii) except in the case of any representation or warranty which by its terms speaks only as of a specified date or dates, in which case the inaccuracy or breach shall be determined as of such date or dates), in each case without giving effect to: (A) any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach or (B) any update of or modification to the Purchaser representations made or purported to have been made on or after the date of this Agreement, unless such update or modification results from changes of facts between the date of this Agreement and the Closing Date which do not constitute a Material Adverse Effect as to the Purchaser, and except that changes to the authorized and issued share capital of the Purchaser between the date hereof and the Closing Date may not be deemed as an inaccuracy or a breach of the representations and warranties contained in Section 5.5 (Capitalization). It is hereby agreed and clarified that prior to the Closing, Purchaser shall be allowed to notify the Company as to changes in such Purchaser’s representation as of the Closing Date resulting from changes of facts between the date of this Agreement and the date of such Closing Date, and, provided that such changes shall not constitute a Material Adverse Effect as to the Purchaser, the Selling Shareholders of the Company shall not be entitled to any indemnification due to such changes; and

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(ii) any breach of any covenant or obligation of the Purchaser in this Agreement or in any other Transaction Document.

(b) Purchaser Indemnification Cap. The maximum aggregate liability of Purchaser for Losses arising under Section 10.3(a) hereof to the Selling Shareholders Indemnified Parties, shall be limited to 7.5% of the Cash Consideration, provided however, that the above limitation shall not apply to (i) in the case of willful breach, intentional misrepresentation or fraud by Purchaser or any respective Representative of Purchaser; (ii) inaccuracies in or breaches of any of the Purchaser Fundamental Representations, with respect to each of (i) and (ii) the maximum aggregate liability for Losses arising under Section 10.3(a) hereof shall be limited to the Aggregate Transaction Value. For the avoidance of doubt, the maximum aggregate liability of the Purchaser for any Losses arising under this Agreement shall be the Aggregate Transaction Value.

(c) Purchaser Indemnification Basket. Notwithstanding anything herein to the contrary, no Selling Shareholders Indemnified Party shall be entitled to indemnification in respect of any breach of a representation or warranty of Purchaser unless and until all such breaches result in total Losses incurred by the Selling Shareholders Indemnified Parties, in an amount of at least 1% of the Aggregate Transaction Value (the “Purchaser Basket Amount”), in which case the Selling Shareholders Indemnified Parties shall be entitled to the entire amount of Losses, including the respective Purchaser Basket Amount. The foregoing limitation shall not apply (i) in the case of willful breach, intentional misrepresentation or fraud by the Purchaser and (ii) to inaccuracies in or breaches of any of the Purchaser Fundamental Representations.

(d) Sole Remedy. After the respective Closing Date, the indemnity provisions of this Agreement shall be the sole and exclusive remedy of Selling Shareholders for any Losses arising out of or related to this Agreement and the Transactions; provided, however, that nothing in this Section 10.03(d) shall limit any claim by any Selling Shareholders Indemnified Party based upon, arising out of, or relating to (i) fraud, willful breach, or intentional misrepresentation by Purchaser, or (ii) any breach of a Purchaser Fundamental Representation, for which all remedies available at law or in equity shall remain available to Selling Shareholders.

Section 10.4 Claims and Procedures.

(a) Officer’s Claim Certificate. If from and after the Closing any Indemnified Party has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification, compensation or reimbursement pursuant to this Article X from the Purchaser or any of the Selling Shareholders, as the case me be (each of the forgoing, an “Indemnifying Party”), Purchaser or the Shareholders Representative, as the case may be, may deliver to the other party (and if any Purchaser’s claim relates to a specific Selling Shareholder, also to such Selling Shareholder) (each delivering party shall be referred to as a “Delivering Party” and each receiving party shall be referred to as an “Addressee”), a certificate signed by any officer of the Delivering Party; provided, however that failure of the Delivering Party to give any such certificate will relieve the relevant Indemnifying Party of its indemnification obligations hereunder to the extent that it is delivered or claimed after the applicable Sellers Survival Date or the Purchaser Survival Date, as applicable (any certificate delivered in accordance with the provisions of this Section 10.4(a) is referred to as a “Officer’s Claim Certificate”):

(i) stating that an Indemnified Party believes that there is or may have been a breach of a representation, warranty or covenant contained in this Agreement and that such Indemnified Party is entitled to indemnification under this Article X;

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(ii) containing the amount which such Indemnified Party claims to be entitled to receive as indemnification pursuant to this Article X (the aggregate amount of shares or cash claimed by such Indemnified Party being referred to as the “Claimed Amount”); and

(iii) containing a brief description (based upon the information then possessed by such Indemnified Party) of the material facts known to the Indemnified Party giving rise to such claim.

(b) Dispute Procedure. During the twenty (20) day period commencing upon the date that notice of an Officer’s Claim Certificate is given or deemed duly given pursuant to Section 12.8 below to an Addressee (the “Dispute Period”), the Addressee may deliver to the Delivering Party a written response (the “Response Notice”) in which the Addressee: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party. Any part of the Claimed Amount that is not an Agreed Amount shall be referred to as a “Contested Amount”. If a Response Notice is not duly given to the Delivering Party prior to the expiration of the Dispute Period, then the Addressee shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.

(c) Payment of Claimed Amount. If: (a) the Addressee delivers a Response Notice agreeing that the full Claimed Amount or an Agreed Amount is owed to the Indemnified Party; or (b) the Addressee does not deliver a Response Notice during the Dispute Period, then, subject to the limitation of liability provisions contained herein, the following shall occur:

(i) if the Indemnified Party is a Purchaser Indemnified Party, the Escrow Agent shall disburse to such Purchaser Indemnified Party the Claimed Amount or the Agreed Amount (and in the event of cash amount, through the Purchaser’s Account, as defined in the Escrow Agreement), as applicable, calculated pursuant Section 2.7(b) above, within five (5) Business Days following the end of the Dispute Period, out of the relevant Selling Shareholder’s part in the Escrowed Funds; provided that with respect to any cash component that is deposited in the Escrowed Funds on behalf of a Selling Shareholder who is an Indemnifying Party, the Purchaser may instruct the Escrow Agent to release to the Purchaser first the cash component and then, if the cash component is lower than the Claimed Amount or the Agreed Amount, as applicable, the shares component of such Indemnifying Party’s respective Escrowed Funds.

(ii) In the event of a Claimed Amount which was required due to a breach of a Sellers Fundamental Representation or due to willful breach, intentional misrepresentation or fraud by a Selling Shareholder- if the respective Escrowed Funds disbursed to Purchaser pursuant to Section 10.4(c)(i) shall not be sufficient to satisfy the Claimed Amount or the Agreed Amount, the relevant Selling Shareholder shall pay the Purchaser its respective Participation Portion of the excess of the Agreed Amount or Claimed Amount, as applicable, over the disbursed Escrowed Funds within three (3) calendar days following the end of the Dispute Period.

(iii) if the Indemnified Party is a Selling Shareholder Indemnified Party, the Purchaser shall pay such Indemnified Party the Agreed Amount or Claimed Amount, as applicable, if so requested by the Indemnified Party, in cash, within three (3) calendar days following the end of the Dispute Period.

(d) Resolution between the Parties. If the Addressee delivers a Response Notice indicating that there is a Contested Amount, the Shareholders Representative, or, in case of a dispute between Purchaser and specific Selling Shareholders, such specific Selling Shareholders, and the Purchaser shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Purchaser and the Shareholders Representative or such Selling Shareholder, as applicable, resolve such dispute, such resolution shall be binding on the Shareholders Representative, the respective Selling Shareholders and the Purchaser and a settlement agreement stipulating the amount owed to the Indemnified Parties (the “Stipulated Amount”) shall be signed by Purchaser and the Shareholders Representative or Selling Shareholder, as applicable, and the Stipulated Amount shall be disbursed pursuant to the terms of Section 10.4(c) as if such amount was an Agreed Amount.

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(e) Dispute Resolution. If the Shareholders Representative, or, in case of a dispute between Purchaser and a specific Selling Shareholder, such specific Selling Shareholder, and the Purchaser are unable to resolve the dispute relating to any Contested Amount within thirty (30) calendar days after the date that the Response Notice is given or is deemed duly given pursuant to Section 12.8 to the Addressee, then either the Purchaser or the Shareholders Representative, or specific Selling Shareholder, as applicable, may submit the claim described in the Officer’s Claim Certificate to arbitration to be conducted by a sole arbitrator and in accordance with the rules of the Israeli Arbitration Law - 1968 (the “Arbitration Law”), except as otherwise provided herein. The arbitration shall be conducted in Tel-Aviv, Israel or such other place mutually acceptable to the Purchaser and the Shareholders Representative or specific Selling Shareholder, as applicable. The arbitrator shall have the necessary expertise required in order to review the materials provided by the parties and shall have the necessary expertise in arbitrating commercial matters underlying the Contested Amount (the “Arbitrator”) to be appointed by the Shareholders Representative, or specific Selling Shareholder, as applicable, and the Purchaser, and if no agreement is reached on the identity of the Arbitrator within ten (10) days following the submission of such dispute to arbitration, the identity of the Arbitrator will be determined by the President of the Israeli Bar Association. The parties to such dispute agree to use all reasonable efforts to cause the arbitration hearing to be conducted within sixty (60) days after the appointment of the Arbitrator and to use all reasonable efforts to cause the decision of the Arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The Arbitrator’s authority shall be confined to: (i) deciding whether the Indemnified Party is entitled to recover the Contested Amount (or a portion thereof), and the portion of the Contested Amount the Indemnified Party is entitled to recover; and (ii) awarding expenses of the arbitration proceedings pursuant to this Section. The Arbitrator shall not be bound by procedural law or rules of evidence and shall have no authority to issue any injunctions, orders or other interlocutory remedies, but will rule consistent with the substantive law of the State of Israel. Pending the Arbitrator’s award, the costs and expenses of the Arbitrator shall be borne equally by Purchaser and the Shareholders Representative or specific Selling Shareholder, as applicable. The award of the Arbitrator shall be in writing, state the reasons upon which it is based, and shall be final and binding upon the parties. Any arbitration proceeding hereunder and the content of any discussions or communications with the Arbitrator shall be conducted on a confidential basis, shall be subject to such disclosure restrictions imposed on the parties under any Applicable Law and the Arbitrator shall be required to execute, prior to the commencement of its service, Purchaser’s standard confidentiality agreement. Any amount payable to an Indemnified Party according to a written decision of the Arbitrator shall be disbursed pursuant to the terms of Section 10.4(c) as if such amount was an Agreed Amount. Any ruling or decision of the Arbitrator may be enforced in any court of competent jurisdiction. This Section constitutes an Arbitration Agreement in accordance with the Arbitration Law. In the event of any contradiction between the provisions hereof and the Arbitration Law, the provisions of this Agreement shall prevail.

(f) Form of Payment. Notwithstanding anything to the contrary herein, any amount payable under this Agreement shall be paid solely in cash.

(g) Each indemnification claim made by an Indemnified Party shall be made only in accordance with this Article X and the Escrow Agreement.

Section 10.5 Defense of Third-Party Claims.

In the event of the assertion or commencement by any Person of any Proceeding (whether against the Company, the Purchaser or any other Person) with respect to which any Selling Shareholder may become obligated to hold harmless, indemnify, compensate or reimburse any Purchaser Indemnified Party pursuant to this Article X, then Purchaser shall have the right, at its election, to proceed with the defense of such Proceeding on its own. If Purchaser so proceeds with the defense of any such Proceeding:

(a) each Selling Shareholder shall make available to Purchaser any documents, materials and other information in his possession or control that may be necessary to the defense of such claim or Proceeding; and

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(b) Purchaser shall have the right to settle, adjust or compromise such Proceeding; provided, however, that if Purchaser settles, adjusts or compromises any such Proceeding without the consent of the Shareholders Representative or specific Selling Shareholder, as applicable, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Losses incurred by the Purchaser Indemnified Party in connection with such Proceeding (it being understood that if Purchaser requests that such Shareholders Representative or Selling Shareholder consent to a settlement, adjustment or compromise, such consent shall not be unreasonably withheld, delayed or conditioned; provided that withholding, delaying or conditioning such consent will not be deemed to be unreasonable if such settlement, adjustment or compromise does not provide full release of the claims raised against the respective Selling Shareholders in such Proceeding).

Purchaser shall give the Shareholders Representative or such specific Selling Shareholder, as applicable, prompt notice of the commencement of any such Proceeding against Purchaser or the Company and provide information reasonably requested by such Shareholders Representative or Selling Shareholder, as applicable, and not subject to attorney-client privilege of Purchaser or the Purchaser Indemnified Parties relating to such claim; provided, however, that any failure on the part of Purchaser to so notify such Shareholders Representative or Selling Shareholder, as applicable, and provide such information shall not limit any of the obligations of the respective Selling Shareholder(s) under Article X (except to the extent such failure materially prejudices the defense of such Proceeding). If Purchaser does not elect to proceed with the defense of any such claim or Proceeding, the Shareholders Representative or Selling Shareholder, as applicable, may proceed with the defense of such claim or Proceeding with counsel reasonably satisfactory to Purchaser; provided, however, that such Shareholders Representative or Selling Shareholder, as applicable, may not settle, adjust or compromise any such claim or Proceeding without the prior written consent of Purchaser (which consent may not be unreasonably withheld, delayed or conditioned, provided that withholding, delaying or conditioning such consent will not be deemed to be unreasonable if such settlement, adjustment or compromise does not provide full release of the claims raised against the Purchaser or the Company in such Proceeding).

Section 10.6 No Contribution.

No Selling Shareholder shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

Section 10.7 Tax Impact.

The parties hereto agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price, as the case may be, for Tax purposes. Furthermore, the amount of any Losses claimed by an Indemnified Party pursuant to this Article X shall be reduced by (i) the value of any net tax benefit resulting from such Loss to the extent such net tax benefit is actually realized by the Indemnified Party or its Affiliates in or before the taxable year during which such indemnity payment is to be made and (ii) the amount of any insurance proceeds (net of Taxes) actually received by Indemnified Party related to such Losses.

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Section 10.8 Additional Provisions.

(a) Effect of Disclosure Schedules. For purposes of this Agreement, each statement or other item of information set forth in a Company Disclosure Schedule or Selling Shareholder Disclosure Schedule or the Purchaser Disclosure Schedule shall be deemed to be a representation and warranty made by such Company or Selling Shareholder or Purchaser, as applicable, in this Agreement.

Section 10.9 Set-Off. Purchaser shall have the right to set off any amount that it is entitled to receive from any Selling Shareholder pursuant to this Article X (after taking into account the limitations set forth in this Article X) against any amount otherwise payable by Purchaser to such Selling Shareholder under this Agreement or any other Transaction Document.

Article XI
Shareholders Representative

Section 11.1 Appointment of Shareholders Representatives; Power and Authority.

(a) By virtue of the execution of this Agreement, each Selling Shareholder hereby irrevocably agrees, constitutes and appoints the Shareholders Representative (and by the execution of this Agreement as Shareholders Representative from and after the date of this Agreement, the Shareholders Representative hereby accepts their appointment) as the true, exclusive and lawful agent and attorney-in-fact of each of the respective Selling Shareholders to act: (i) as a Shareholders Representative under this Agreement and to have the right, power and authority to perform all actions (or refrain from taking any actions) the Shareholders Representative shall be entitled to perform in accordance with this Agreement and the Transactions.

(b) Without derogating from the generality of the foregoing, as of the Closing Date hereof the Shareholders Representative shall have the right, power and authority to (and such actions shall be binding and enforceable upon the Selling Shareholders):

(i) act for the Selling Shareholders represented by him with regard to all matters set forth in this Agreement;

(ii) execute and deliver all amendments, waivers, ancillary agreements, share powers, certificates and documents such the Shareholders Representative deems necessary or appropriate in connection with the consummation of the Transactions;

(iii) receive funds for the payment of expenses of the respective Selling Shareholders represented thereby and apply such funds in payment for such expenses;

(iv) do or refrain from doing any further act or deed on behalf of the respective Selling Shareholders represented by him that such Shareholders Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Selling Shareholders could do if personally present;

(v) receive all notices or other documents given or to be given to such Shareholders Representative by Purchaser pursuant to this Agreement;

(vi) in the event of a claim against all the Selling Shareholders -negotiate, undertake, compromise, defend, resolve and settle any suit, Proceeding, claim or dispute under this Agreement on behalf of the respective Selling Shareholders represented by him;

(vii) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement;

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(c) The Shareholders Representative may be removed or replaced only upon delivery of written notice to the Purchaser by the Selling Shareholders holding at least a majority of the outstanding Company Shares as of the Closing. Upon the death, disability or incapacity of any Shareholders Representative, each of the Selling Shareholders represented by him acknowledges and agrees that the new Shareholders Representative shall be appointed by the Selling Shareholders who held a majority of the outstanding shares of the Company immediately prior to the Closing. Each Shareholders Representative may resign at any time only upon a thirty (30) days’ prior written notice of such decision to resign and the appointment of a successor Shareholders Representative as described above. The Shareholders Representative shall not receive compensation for serving in such capacity. Purchaser, the Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders Representative in all matters referred to herein. The Purchaser is hereby relieved from any liability to any Person for any acts done by the Shareholders Representative and any acts done by Purchaser in accordance with any decision, act, consent or instruction of the Shareholders Representative.

Section 11.2 Reimbursement.

The Selling Shareholders shall be responsible for and shall, jointly and severally, reimburse the Shareholders Representative upon demand for all reasonable expenses, disbursements and advances incurred or made by such Shareholders Representative in accordance with any of the provisions of this Agreement or any other documents executed in connection herewith or therewith, including the costs and expense of receiving advice of counsel in relation to this Agreement.

Section 11.3 Release from Liability; Indemnification.

Each Selling Shareholder hereby releases the Shareholders Representative and each Selling Shareholder agrees, severally and not jointly with the other respective Selling Shareholders holding the same Company Shares, to indemnify, defend and hold harmless the Shareholders Representative (including any Losses incurred, as such Losses are incurred) for, arising out of or in connection with the acceptance or administration of the Shareholders Representative’s duties hereunder or any action taken or not taken by him, her or it in his, her or its capacity as such agent (including the legal costs and expenses of defending such Shareholders Representative against any claim or liability (and all actions, claims, proceedings and investigations in respect thereof) in connection with, caused by or arising out of, directly or indirectly, the performance of such Shareholders Representative’s duties hereunder), except for the liability of such Shareholders Representative, or any member thereof, to a Selling Shareholder for Loss which such holder will suffer from the willful misconduct of such Shareholders Representative in carrying out his, her or its duties hereunder. In all questions arising under this Agreement, the Shareholders Representative may rely on the advice of counsel, and the Shareholders Representative will not be liable to the Selling Shareholders for anything done, omitted or suffered by the Shareholders Representative based on such advice.

Article XII
Miscellaneous

Section 12.1 Entire Agreement.

This Agreement (together with its Exhibits and Schedules hereto), the Transaction Documents and the Nondisclosure Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement (including without limitation any prior proposal, term sheet or expression of interest and including the Original SPA).

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Section 12.2 Amendments and Waivers.

(a) This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and the Company (or, if effected after the Closing, (i) the Shareholder Representative of the Selling Shareholders (post-Closing) and (ii) Selling Shareholders (pre-Closing) that held, as of the Closing, 85% of the voting rights in the Company; provided, however, that any amendment, modification, alteration or supplement which amends the rights of any Selling Shareholder adversely disproportionately compared to the rights of the other Selling Shareholders, shall require, in addition to the above, also the written consent of such Selling Shareholder. Any amendment executed in accordance with the foregoing shall be binding upon all parties (including the other, non-consenting Selling Shareholders) and their respective successors and assigns.

(b) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 12.3 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 12.4 Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is no inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

Section 12.5 Headings.

The headings contained in this Agreement and in the schedules and exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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Section 12.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 12.7 Jurisdiction.

Except with respect to the proceedings referred in Section 10.4(e), the parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought before the competent courts in Tel Aviv-Jaffa, Israel and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or outside the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process to such party’s address set forth in Section 12.8 below shall be deemed effective service of process on such party.

Section 12.8 Notices.

All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon electronic confirmation of full receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day) or (if transmitted and received on a non-Business Day) on the first Business Day following transmission and electronic confirmation of full receipt, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to the Purchaser, to:

Galmed Pharmaceuticals Ltd.

16 Abba Hillel Silver Rd., Ramat Gan 52506, Israel

Attention: Mr. Allen Baharaff , CEO

Telephone No.: +972-3-693-8448

E-mail: ab@galmedpharma.com

with a copy (which shall not constitute notice) to:

Meitar | Law Offices

16 Abba Hillel Silver Rd., Ramat Gan 52506, Israel

Attention: Mike Rimon, Adv., Elad Ziv, Adv.

Telephone No.: +972-3-6145822

E-mail: mrimon@meitar.com , eladz@meitar.com

if to the Company prior to the Closing Date, to:

Colospan Ltd.

Atir Yeda 21, Kfar Saba 4464316 Israel

Attention: Mr. Boaz Assaf, CEO

Telephone No.: 972-52-857-3366

E-mail: boaz@colospan.com

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with a copy (which shall not constitute notice) to:

Matry, Meiri, Wacht & Co., Law Offices

HaShachar Tower, 17th floor

4 Ariel Sharon Street, Givatayim

Israel 5320047

Attention: Keren Wacht, Adv.
email: Keren@mamlaw.co.il

if to the Shareholders Representative, to:

Mr. Boaz Assaf, CEO

Telephone No.: 972-52-857-3366

E-mail: boaz@colospan.com

With a copy (which shall not constitute notice) to:

Matry, Meiri, Wacht & Co., Law Offices

HaShachar Tower, 17th floor

4 Ariel Sharon Street, Givatayim

Israel 5320047

Attention: Keren Wacht, Adv.
email: Keren@mamlaw.co.il

or to such other address, facsimile number or electronic mail as such party may hereafter specify for the purpose by notice to the other parties hereto in accordance with this Section 12.8.

Section 12.9 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.10 Specific Performance.

The parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms and that monetary damages would not be adequate compensation. Accordingly, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the performance of the terms hereof in any court of competent jurisdiction, without proof of actual damages and without the requirement to post any bond or other security, in addition to any other remedy to which any party may be entitled pursuant to this Agreement or Applicable Law. The right to seek specific performance shall be available regardless of whether any termination right has been exercised or is exercisable under Article IX.

Section 12.11 Expenses.

(a) In the event that the Transaction is not consummated, each party to such Transaction shall bear its own respective costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transaction.

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(b) Each party shall pay its expenses in connection with this Agreement and the Transaction. Notwithstanding the above, in the event that the Transaction is consummated, and except as otherwise set forth in this Agreement, all costs and expenses incurred by the parties to such Transaction in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting, or other fees and expenses incurred in connection with such Transaction, as set forth on Exhibit C, shall be paid by the Company and/or the Purchaser, as applicable. The Purchaser and the Company shall each pay fifty percent (50%) of all costs and expenses associated with the services of the Escrow Agent and Paying Agent. Notwithstanding the above, any and all amounts payable to the Company’s employees, consultants, or other service providers in connection with the consummation of the Transaction will be paid solely by the Company.

Section 12.12 Disclosure Schedule References.

The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or a Selling Shareholder Disclosure Schedule or Purchaser Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and any other section of this Agreement where such reference to such other section is reasonably apparent from such reference.

Section 12.13 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Signature Page Follows]

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GALMED PHARMACEUTICALS LTD.

By:
Name:
Title:

COLOSPAN LTD. (the “Company”)

By:
Name:
Title:

BOAZ ASSAF (the “Shareholders Representative”)

[Signature Page to Amended Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED SHARE PURCHASE AGREEMENT as of the date first written above.

[SHAREHOLDER]

By:

[Signature Page to Amended Share Purchase Agreement]